                                                                     EXHIBIT 2.5


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 22, 2000

                                  BY AND AMONG

                       MEDICAL DEVICE MANUFACTURING, INC.,
                                (THE "PURCHASER")

                            KMKATM ACQUISITION CORP.,
                                (THE "MERGERSUB")

                        AMERICAN TECHNICAL MOLDING, INC.
                                 (THE "COMPANY")

                                       AND

              THE SHAREHOLDERS OF AMERICAN TECHNICAL MOLDING, INC.


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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement"), dated as of December 22, 2000, is entered into by and among Medical Device Manufacturing, Inc., a Colorado corporation (the "Purchaser"), KMKATM Acquisition Corp., a California corporation (the "MergerSub"), American Technical Molding, Inc., a California corporation (the "Company"), and each of Rocky V. Morrison, Jack E. Kelley and Karen Ann Kelley, Trustees of the 1994 Jack Edward Kelley and Karen Ann Kelley Revocable Trust, and Jack Kelley, Jr. (each hereafter individually referred to as a "Shareholder" and collectively referred to as the "Shareholders").

                                    RECITALS

         A. The Boards of Directors of Purchaser, MergerSub and the Company believe it is in the best interests of their respective companies and the stockholders of their respective companies that MergerSub and the Company combine into a single company through the merger of MergerSub with and into the Company with the Company being the surviving entity (the "Merger") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, all issued and outstanding shares of capital stock of the Company (the "Company Stock"), shall be converted into the right to receive cash and shares of Class A-5 5% Convertible Preferred Stock of MDMI Holdings, Inc. (the "Convertible Preferred Stock") in the amounts and on the terms set forth herein.

         C. The Company, Purchaser, MergerSub and the Shareholders desire to make certain representations and warranties and other agreements in connection with the Merger.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

         "Actions" shall mean any litigation and proceedings of any nature, whether at law or in equity, before any court, arbitrator, arbitration panel or Governmental Authority.

          "Affiliate" of a Person shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.

         "Agreement of Merger" shall have the meaning set forth in Section 2.1 of this Agreement.
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         "Auditor" shall have the meaning set forth in Section 2.7(e)(iii).

         "Balance Sheet" shall have the meaning set forth in Section 4.7 of this Agreement.

         "Balance Sheet Date" shall have the meaning set forth in Section 4.7 of this Agreement.

         "Business" shall have the meaning set forth in Section 6.5 (a) of this Agreement.

         "Certificate of Designation" shall have the meaning set forth in
Section 2.7(a) of this Agreement.

         "CGCL" shall mean the California General Corporation Law.

         "Clean-up" shall mean removal or remediation of, or other response to (including, without limitation, testing, monitoring, sampling or investigating of any kind) any Release, to the satisfaction of all applicable governmental agencies and in compliance with Environmental Laws.

         "Closing" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Closing Consideration" shall have the meaning set forth in Section 2.7(a) of this Agreement.

         "Closing Date" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning set forth in the initial paragraph of this Agreement.

         "Company Stock" shall have the meaning set forth in the Recitals to this Agreement.

         "Computer Programs" shall mean (a) any and all computer software programs and software development tools, including all source and object code,
(b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) all domain names and the content contained on the respective Internet site(s), and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

         "Contracts" shall mean all contracts, agreements, indentures, licenses, leases, commitments, arrangements, sales orders and purchase orders of every kind, whether written or oral.

         "Contributed Assets" shall have the meaning set forth in Section 6.5(a) of this Agreement.

         "Contribution Agreement" shall have the meaning set forth in Section 6.5(b) of this Agreement.


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         "Convertible Preferred Stock" shall mean shares of Class A-5 5%
Convertible Preferred Stock of MDMI Holdings, Inc. or, to the extent that such shares are mandatorily converted under the terms of the Certificate of Designation, the equivalent amount of any security into which the Class A-5 Stock is converted.

         "Damages" shall mean, collectively, losses, Liabilities, Liens, costs, damages, claims and expenses (including reasonable fees and disbursements of counsel, consultants or experts and expenses of investigation) and, without limiting the generality of the foregoing, with regard to environmental matters shall also include specifically response costs, corrective action costs, natural resource damages, costs to comply with orders or injunctions, damages or awards for property damage or personal injury, fines, penalties and costs for testing, remediation or cleanup costs, including those related to administrative review of site remediation.

         "Direct Claim" shall have the meaning set forth in Section 11.4 of this Agreement.

         "Disclosure Schedules" shall mean the disclosure schedules delivered to Purchaser by the Company and the Shareholders on or prior to the date of this Agreement.

         "Dollars" and "$" shall mean United States dollars.

         "Earn-Out Payment" shall have the meaning set forth in Section 2.7(d) of this Agreement.

         "Effective Time" shall have the meaning set forth in Section 2.2 of this Agreement.

         "EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization, all as determined in accordance with GAAP, and applied on a consistent basis.

         "Employment Agreement" shall have the meaning set forth in Section 8.17 of this Agreement.

         "Employment Laws" shall mean all federal, state, local and municipal Laws in effect at or prior to Closing relating to employees, dependent contractors and independent contractors and their employment, or rendition of services, including but not limited to taxation, health, labor, labor/management relations, occupational health and safety, pay equity, employment equity or discrimination, employment standards, benefits and workers' compensation.

         "Environment" shall mean the environment or natural environment as defined in any Environmental Laws, including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata and any sewer, septic, waste treatment, storage, or disposal system.

         "Environmental Laws" shall mean all applicable federal, state, local and municipal Laws in existence, enacted or in effect at or prior to Closing relating to pollution or protection of public health and safety, the workplace and the Environment, including, without limitation, Laws relating to Releases or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, labeling, advertising, sale, display or handling of Hazardous Materials. "Environmental Laws" shall include, but not be limited to the following

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statutes and all rules and regulations relating thereto, all as amended in existence, enacted or in effect at or prior to the Closing:

              (a) The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601-9675; the Resource Conservation and Recovery Act of 1976 ("RCRA") 42 U.S.C. Section 6901-6991; the Clean Water Act 33 U.S.C. Section 1321 et seq.; the Clean Air Act 42 U.S.C. Sections 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA") 7 U.S.C. Section 136 et seq.; the Toxic Substances Control Act ("TSCA") 15 U.S.C. Sections 2601-2671; and the Food, Drug and Cosmetic Act ("FDCA"), and

              (b) all similar state and local laws, statutes, codes, ordinances, regulations and rules.

         "Environmental Liabilities" shall mean Damages relating to or arising in any way from (a) Environmental Laws; (b) violations of or Liabilities pursuant to, and alleged violations of or Liabilities pursuant to Environmental Laws; (c) Releases; (d) Clean-up; (e) litigation, proceedings, investigations, prosecutions, orders, citations, directives or notices (written or oral) by any Person relating to any of the foregoing.

         "Environmental Permits" shall have the meaning set forth in Section 4.20(b) of this Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" shall have the meaning set forth in Section 4.19(a) of this Agreement.

         "ERISA Plans" shall have the meaning set forth in Section 4.19(a) of this Agreement.

         "Escrow Funds" shall have the meaning set forth in Section 2.7(a)(iii) of this Agreement.

         "Escrow Agreement" shall have the meaning set forth in Section 2.7(a)(iii) of this Agreement.

         "Estimated Net Worth" shall have the meaning set forth in Section 2.7(b) of this Agreement.

         "Final Net Worth" shall have the meaning set forth in Section 2.7(c) of this Agreement.

         "Financial Statements" shall have the meaning set forth in Section 4.7 of this Agreement.

         "GAAP" shall mean generally accepted accounting principles, as in effect in the United States at or prior to Closing.

         "Governmental Authority" shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government,

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whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

         "Hazardous Materials" shall mean those substances, wastes, or materials that are regulated by or form the basis of liability under Environmental Laws and includes, without limitation, (a) all substances identified under any Environmental Law as a pollutant, contaminant, hazardous substance, or solid or hazardous waste, hazardous material or chemical substance or dangerous substance, (b) petroleum or petroleum derived substance or waste, (c) asbestos or asbestos-containing material, (d) PCBs or PCB-containing materials or fluids,
(e) any other substance with respect to which a Governmental Authority may require Clean-Up and (f) any radioactive material or substance.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.

         "Indebtedness" shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under lease, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (f) all guarantees by such Person of obligations of others.

         "Indemnifying Party" shall mean any Person or Persons required to provide indemnification under this Agreement.

         "Indemnitee" shall mean any Person or Persons entitled to indemnification under this Agreement.

         "Intellectual Property" shall mean all intellectual property rights used in the business of the Company as currently conducted or as presently contemplated by the Company to be conducted, including all patents and patent applications, trademarks, trademark registrations and applications; service marks, service mark registrations and applications, logos, designs, proprietary rights, slogans and general intangibles of like nature, together with all goodwill related to the foregoing; trade names, copyrights, copyright registrations and applications; computer programs; product plans, technology, process engineering, drawings, schematic drawings, secret processes; proprietary knowledge, including without limitation, trade secrets, know-how, confidential confirmation, proprietary processes and formulae.

         "KMK Enterprises" shall mean Kelley, Morrison, Kelley, Partners, a General Partnership organized under California law.

         "Knowledge" with respect to any particular representation or warranty contained in this Agreement, when used to apply to the "Knowledge" of the Company or the "Knowledge" of any

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of the Shareholders shall mean the actual knowledge or conscious awareness of the Shareholders or any employee of the Company with managerial or substantial responsibility for the subject matter of such representation.

         "Laws" shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, permits and bylaws of a Governmental Authority.

         "Lenders" shall mean the Persons who provide or shall provide interest-bearing loans to Purchaser or Parent.

         "Liabilities" shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

         "Licenses" shall have the meaning set forth in Section 4.11(d) of this Agreement.

         "Lien" shall mean any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature and in the case of securities any put, call or similar right of a third party with respect to such securities.

         "Litigation" shall mean any litigation, legal action, arbitration, proceeding, material demand, material claim or investigation pending, or to the Knowledge of the Company or the Shareholders threatened, planned or reasonably probable, against, affecting or brought by or against the any of the Shareholders, the Company, the Company's present or former employees or independent contractors affiliated at any time with the Shareholders or the Company.

         "Lock-up Agreements" shall have the meaning set forth in Section 8.23 of this Agreement.

         "Material Adverse Effect" shall mean, with respect to the same or any similar events, acts, conditions or occurrences, whether individually or in the aggregate, a material adverse effect on or change in (a) any of the business, condition (financial or otherwise), operations, assets or liabilities of the Company taken as a whole, (b) the legality or enforceability against the Company or the Shareholders of this Agreement, or (c) the ability of the Company or any Shareholder to perform his, her or its obligations and to consummate the transactions under this Agreement. For purposes of clause (a) of this definition and without limiting the generality of the foregoing, an effect or change with respect to the same or any similar event(s), act(s), condition(s) or occurrence(s) individually or in the aggregate with respect to which the Company would reasonably be expected to have $50,000 in the aggregate or more in Damages (without taking into account fees and disbursements of counsel, consultants or experts or expenses of investigation) being asserted against, imposed upon or sustained by the Company shall constitute a Material Adverse Effect or change.

         "Material Contract" shall have the meaning set forth in Section 4.14(a) of this Agreement.

         "Merger" shall have the meaning set forth in the Recitals to this Agreement.
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         "Merger Consideration" shall have the meaning set forth in Section 2.7 of this Agreement.

         "MergerSub" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Minimum Net Worth" shall mean $2,656,195.

         "Net Worth" shall mean the assets of the Company net of its liabilities as of the Closing Date subject to adjustments made by Arthur Andersen or the Auditor.

          "Non-Competition Agreements" shall have the meaning set forth in
Section 8.16 of this Agreement.

         "Notice of Settlement" shall have the meaning set forth in Section 11.3(c) of this Agreement.

         "Notice to Contest" shall have the meaning set forth in Section 11.3(c) of this Agreement.

         "Notice to Defend" shall have the meaning set forth in Section 11.3(a) of this Agreement.

         "Objection Notice" shall have the meaning set forth in Section 2.7(e)(ii) of this Agreement.

         "Objection Period" shall have the meaning set forth in Section 2.7(e)(ii) of this Agreement.

         "Parent" shall mean MDMI Holdings, Inc., a Colorado corporation.

         "Parent Financial Statements" shall have the meaning set forth in
Section 5.6 of this Agreement.

          "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Authority.

         "Plans" shall have the meaning set forth in Section 4.19(a) of this Agreement.

         "Proposed Merger Consideration Adjustment" shall have the meaning set forth in Section 2.7(a)(i) of this Agreement.

         "Purchaser" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Purchaser Indemnitee" shall have the meaning set forth in Section 11.1 of this Agreement.

         "Real Property" shall have the meaning set forth in Section 4.13 of this Agreement.

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         "Regulatory Action(s)" shall mean any claim, demand, action or proceeding brought or instigated by any governmental agency in connection with any Environmental Law (including without limitation civil, criminal or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

         "Release" shall mean the presence, spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release or threatened release, and whether intentional or unintentional, of any Hazardous Material.

         "Shareholders" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Shareholders' Opinion" shall have the meaning set forth in Section
8.11 of this Agreement.

         "Shareholders' Agreement" shall have the meaning set forth in Section
8.18 of this Agreement.

         "SPD" shall have the meaning set forth in Section 4.19(b)(iv) of this Agreement.

         "Stock Payment" shall have the meaning set forth in Section 2.7(a) of this Agreement.

         "Subscription Agreement" and "Subscription Agreements" shall have the meanings set forth in Section 8.20 of this Agreement.

         "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

         "Surviving Corporation" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Systems" shall have the meaning set forth in Section 4.27 of this Agreement.

         "Tax Returns" shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

         "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers' compensation, employer health tax or other taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

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         "Third Party Claim" shall have the meaning set forth in Section 11.3(a)
of this Agreement.

         "Third Party Environmental Claim(s)" shall mean third party claims, actions, demands or proceedings (other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to any Release of Hazardous Materials, and whether or not seeking costs, damages, penalties or expenses.

         Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" even if not actually followed by such phrase unless the context expressly provides otherwise. All references herein to Annexes, Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any section, Exhibit or Schedule and terms defined in any section, Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other section, Exhibit or Schedule. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

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                                   ARTICLE II

                                     MERGER

         Section 2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as EXHIBIT A (the "Agreement of Merger") and the applicable provisions of the CGCL, MergerSub shall be merged with and into the Company, the separate corporate existence of MergerSub shall cease and the Company shall continue as the surviving corporation of the Merger. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         Section 2.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Articles VIII and IX below or at such other time as the parties agree (the "Closing Date"). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of State of the State of California, in accordance with the relevant provisions of the CGCL (the time of such filing being the "Effective Time"). The Closing shall take place via facsimile transmission and such other forms of electronic communication as the parties mutually agree.

         Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the CGCL. At the Effective Time, all the property, rights, privileges, powers and franchises of the Company and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 2.4 Articles of Incorporation; Bylaws.

              (a) At the Effective Time, the Articles of Incorporation of MergerSub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the CGCL and the Articles of Incorporation.

              (b) At the Effective Time, the Bylaws of MergerSub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the CGCL, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

         Section 2.5 Directors and Officers. At the Effective Time, the directors of MergerSub immediately prior to the Effective Time shall be the directors of the Surviving Corporation. Those former employees of the Company who, in accordance with the terms of their Employment Agreements, are intended to be officers of the Surviving Corporation, including Rocky V. Morrison, shall be officers of the Surviving Corporation. Except for the

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aforementioned officers, the officers of MergerSub immediately prior to the
Effective Time shall be the officers of the Surviving Corporation. Each such director and officer of the Surviving Corporation shall serve until their respective successors are duly elected or appointed and qualified.

         Section 2.6 Surrender of Certificates; Effect of Merger on Company
Stock.

              (a) At Closing, the Shareholders shall surrender to Purchaser certificates, properly endorsed for transfer or accompanied by duly executed stock powers, representing all of the issued and outstanding shares of Company Stock held by the Shareholders immediately prior to the Effective Time as set forth on ANNEX I hereto. Each such certificate shall be delivered to the Surviving Corporation, canceled, and, simultaneously with such delivery and cancellation, the Merger Consideration into which such capital stock shall have been converted in the Merger shall be delivered to the persons entitled thereto under this Agreement. From and after the Effective Time, each certificate which prior to the Effective Time represented shares of Company Stock shall be deemed to represent only the right to receive the Merger Consideration contemplated herein, and the Shareholders shall cease to have any rights with respect to the shares of Company Stock formerly represented thereby, except as otherwise provided herein or by law.

              (b) At the Effective Time, and without any further action by any of the parties, (i) all shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, and (ii) all shares of capital stock of MergerSub shall be converted into an equivalent number of shares of common stock of the Surviving Corporation. Any shares of the Company Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished and no payment shall be made with respect thereto.

         Section 2.7 Merger Consideration.

              (a) The aggregate consideration to the Shareholders shall be equal to $25,425,000 as adjusted pursuant to Sections 2.7(b) and 2.7(c) below (the "Closing Consideration") plus any Earn-Out Payment calculated in accordance with
Section 2.7(d) below (collectively, the Closing Consideration and the Earn-Out Payment shall be referred to herein as the "Merger Consideration"). The Merger Consideration shall be allocated to each Shareholder in the manner described in ANNEX I.

                  (i) Purchaser shall pay all Merger Consideration in the following manner: (A) 90.1% of the aggregate Merger Consideration shall be payable in cash by wire transfer of immediately available federal funds to accounts to be designated by each Shareholder and (B) 9.9% of the aggregate Merger Consideration (the "Stock Payment") shall be payable in shares of Convertible Preferred Stock equal to that number of shares of Convertible Preferred Stock determined by dividing the Stock Payment by $16.00, the liquidation preference for the Convertible Preferred Stock. The Convertible Preferred Stock shall have such further rights and

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preferences described in the amendment to the Parent's Articles of Incorporation the form of which is attached as EXHIBIT B to this Agreement (the "Certificate of Designation").

                  (ii) No fractional share of Convertible Preferred Stock shall be issued to a Shareholder, and Purchaser shall pay any Shareholder entitled to such a fractional share an amount equal to such fraction multiplied by the liquidation preference of the Convertible Preferred Stock in cash.

                  (iii) As shown in ANNEX I, Purchaser shall pay $375,000 (the "Escrow Funds") of the Closing Consideration into escrow in accordance with the terms of an escrow agreement (the "Escrow Agreement"), in the form of EXHIBIT K to this Agreement, for the purpose of indemnifying Purchaser and every Affiliate of Purchaser for any Damages arising out of or relating to the matters identified on Schedule 4.21. The Escrow Funds shall be held by the escrow agent and released to Purchaser and/or the Shareholders in accordance with the terms of the Escrow Agreement.

              (b) At the Closing, the Company shall deliver a pro forma balance sheet as of the Closing Date and, based on such balance sheet, a calculation of the Net Worth (the "Estimated Net Worth"). The parties hereto agree that under no circumstances shall any Contributed Asset be considered an asset of the Company for purposes of the calculation of Net Worth. The Closing Consideration shall be subject to the following adjustments, based on the difference between the Estimated Net Worth and the Minimum Net Worth:

                  (i) if the Minimum Net Worth exceeds the Estimated Net Worth, the Closing Consideration shall be decreased by the difference between the Minimum Net Worth and the Estimated Net Worth;

                  (ii) otherwise, the Closing Consideration shall not be adjusted pursuant to this Section 2.7(b).

              (c) Within sixty (60) days of the Closing Date, the Company shall cause Arthur Andersen to audit the Net Worth delivered pursuant to Section 2.7(b) above. Based on such audit, Arthur Andersen shall deliver a final balance sheet as of the Closing Date and, based on such final balance sheet, a calculation of the final Net Worth (the "Final Net Worth"). The Closing Consideration shall be subject to the following adjustments, based on any difference between the Estimated Net Worth and the Final Net Worth:

                  (i) if the Minimum Net Worth exceeds the Final Net Worth and no Closing Consideration adjustment was made pursuant to Section 2.7(b) above, the Shareholders shall pay the Purchaser the difference between the Minimum Net Worth and the Final Net Worth;

                  (ii) if the Final Net Worth exceeds the Minimum Net Worth and a Closing Consideration adjustment was made pursuant Section 2.7(b) above, the Purchaser shall pay the Shareholders the amount of the Closing Consideration adjustment made pursuant to Section 2.7(b) above;


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




                  (iii) if the Minimum Net Worth exceeds the Final Net Worth and a Closing Consideration adjustment was made pursuant to Section 2.7(b) above, then if the Final Net Worth is greater than the Estimated Net Worth, the Purchaser shall pay the Shareholders the difference between the Final Net Worth and the Estimated Net Worth, otherwise, the Shareholders shall pay the Purchaser the difference between the Estimated Net Worth and the Final Net Worth;

                  (iv) otherwise, the Closing Consideration shall not be adjusted pursuant to this Section 2.7(c).

                  (v) Any amount payable as a result of an adjustment under this
Section 2.7(c) shall be paid on or before the later to occur of (A) forty-five
(45) days after delivery of the Final Net Worth to the Purchaser and the Shareholders or (B) resolution of the procedures set forth in Section 2.7(e) below.

                  (vi) Any amount payable by the Purchaser to the Shareholders or by the Shareholders to the Purchaser shall be paid in cash and Convertible Preferred Stock in the same ratio and with the same percentage allocation to or by each Shareholder, as applicable, as the Closing Consideration described in ANNEX I.

              (d) Within 30 days after the delivery of audited financial statements of the Company for the fiscal year ending December 31, 2001 (the "2001 Financials"), Purchaser shall pay, and/or shall cause the Company to pay, to the Shareholders specifically identified in ANNEX I, an aggregate amount (the "Earn-Out Payment") equal to the product of 7.5 and the amount, if any, by which the Company's EBITDA, calculated from the 2001 Financials, exceeds $3,400,000. Notwithstanding the foregoing, in no event will the Earn-Out Payment exceed $3,000,000. The Earn-Out Payment shall be allocated among specified Shareholders in accordance with the directions in ANNEX I. For the purposes of the calculation of any Earn-Out Payment, the calculation of EBITDA from the 2001 Financials shall not include any liabilities which result from expenses relating to the Merger, changes in accounting methods, extraordinary items, or one-time charges against income, except to the extent such items relate to reserves or payments on claims against the Company, regulatory compliance, bad debt or are justified as arising in the ordinary course of business. Furthermore, for the purposes of this section, the "ordinary course of business" shall not include plans for diversification, expansion or modernization unless such plans are in response to the need to provide additional capacity or capabilities to service the requirements of new or existing customers of the Company.

              (e) If Shareholders disagree with the Earn-Out Payment and/or Final Net Worth delivered by the Purchaser, the following procedure shall be employed:

                  (i) Shareholders shall have until forty five (45) days after the Purchaser's delivery of the Earn-Out Payment and/or the Final Net Worth, as applicable, (each a "Review Period") to review Arthur Andersen's and Purchaser's determination of the Earn-Out Payment and/or the Final Net Worth. During each Review Period, at the request of a Shareholder, Purchaser shall cause the Company and Arthur Andersen to provide the Shareholders back-up financial information and working papers and the like reasonably necessary for such review. Any requested adjustments to the Earn-Out Payment or Final Net Worth determination shall be made by written notice to Purchaser, signed by all the Shareholders, within the respective Review Period (an "Adjustment Notice"), setting forth (A) the Shareholders' objections to Purchaser's determination of the Earn-Out Payment and/or the Final Net Worth, as applicable, (B) the Shareholders' determination of the Earn-Out Payment and the Final Net Worth, as applicable, and (C) the proposed Merger Consideration adjustment (the "Proposed Merger Consideration Adjustment"). If the Shareholders do not deliver an Adjustment Notice to Purchaser within the applicable Review Period, the Purchaser's determination of the Earn-Out Payment and Final Net Worth shall be final and binding on the parties.

                  (ii) To the extent that Purchaser has any objection to the Proposed Merger Consideration Adjustment, such objection shall be made by a written notice that sets for the basis for such objection to the Shareholders (the "Objection Notice") within twenty (20) days after delivery of an Adjustment Notice (the "Objection Period"). If Purchaser does not object to the Proposed Merger Consideration Adjustment within the Objection Period, then the Proposed Merger Consideration Adjustment shall be final and binding on the parties.

                  (iii) If Purchaser delivers an Objection Notice in response to any Adjustment Notice delivered by the Shareholders, and the Shareholders and Purchaser are unable to agree upon the amount of any Proposed Merger Consideration Adjustment within ten (10) days after receipt of the Objection Notice, then an auditor (a nationally recognized accounting firm other than Arthur Andersen, mutually acceptable to the parties) (the "Auditor") shall be requested to conduct a review and determine the amount of the Earn-Out Payment and/or the Final Net Worth, as applicable. The Auditor shall be instructed in performing such review that Purchaser and Shareholders shall each be provided with copies of any and all correspondence and drafts distributed to any party. Each of the Shareholders and Purchaser shall be granted reasonable access to all documents made available to the Auditor by the other party, provided that any information contained in such documents shall be subject to the confidentiality provisions set forth in this Agreement. Prior to issuing its final determination, the Auditor shall issue a draft of its report to Purchaser and the Shareholders, and Purchaser and each Shareholder shall have the opportunity to provide the Auditor with input and any additional information that such party deems relevant, provided that the Auditor shall not be required to use any such input or information in connection with its review and determination. The Auditor shall promptly deliver copies of its report to Purchaser and the Shareholders, setting forth its determination of the Earn-Out Payment and/or the Final Net Worth (the "Auditor's Report"), as applicable. The Auditor's Report shall be conclusive and binding upon both Purchaser and Shareholders and any adjustments to the Merger Consideration shall be paid in accordance with Sections 2.7(c)(v), and/or 2.7(d), as applicable. Fifty percent of the costs and expenses of the Auditor and the Auditor's Report contemplated by this Section shall be borne by Purchaser, and the remainder of such costs shall, in the case of a dispute of the Net Worth, be borne by the Shareholders or in the case of a dispute of the Earn-Out Payment, be borne by the Shareholders participating in the Earn-Out Payment.

         Section 2.8 Closing Deliveries. At the Closing:

              (a) The Company and the Shareholders shall deliver or cause to be delivered to Purchaser the following: (i) certificates representing all issued and outstanding shares of the Company Stock held by each Shareholder as set forth on ANNEX I duly endorsed by the appropriate Shareholder, for transfer to the Purchaser or accompanied by duly executed stock powers, in either case executed in blank and otherwise in a form acceptable for transfer on the books of the Company;

                  (ii) the certificates pursuant Section 8.8;

                  (iii) the resignations of the Company's directors and certain officers, pursuant to Section 8.12;

                  (iv) the stock books, stock ledgers, minute books and corporate seals of the Company;

                  (v) any authorizations, consents or approvals required pursuant to Section 8.4;

                  (vi) the Noncompetition Agreements pursuant to Section 8.16;

                  (vii) the Employment Agreement pursuant to Section 8.17;

                  (viii) joinders to the Shareholders' Agreement, pursuant to
Section 8.18;

                  (ix) a copy of the certified charter of the Company and a certificate of good standing pursuant to Section 8.9;

                  (x) the bylaws of the Company, along with certificates executed by the Secretary of the Company certifying that such copies are true, correct and complete, and that such bylaws were duly adopted and have not been amended or rescinded pursuant to Section 8.9;

                  (xi) the Subscription Agreements pursuant to Section 8.20;

                  (xii) the Lock-up Agreements pursuant to Section 8.21;

                  (xiii) the Escrow Agreement pursuant to Section 8.23; and

                  (xiv) the Agreement of Merger signed on behalf of the Company.

              (b) Purchaser shall deliver or cause to be delivered to the Shareholders the following:

                  (i) the Merger Consideration;

                  (ii) the certificates pursuant to Section 9.7;

                  (iii) any authorizations, consents and approvals required pursuant to Section 9.3;

                  (iv) the Employment Agreement pursuant to Section 9.8;

                  (v) the Noncompetition Agreements pursuant to Section 9.9;

                  (vi) certified copies of the charters of the Purchaser and MergerSub and a certificate of good standing for each of the Purchaser and MergerSub pursuant to Section 9.10;

                  (vii) the bylaws of the Purchaser and MergerSub, along with a certificate executed by the Secretary of the Purchaser and MergerSub, respectively, certifying that such copies are true, correct and complete, and that such bylaws were duly adopted and have not been amended or rescinded pursuant to Section 9.10;

                  (viii) the Subscription Agreements pursuant to Section 9.11;

                  (ix) the Escrow Agreement pursuant to Section 9.12; and

                  (x) the Agreement of Merger, duly executed by the MergerSub.

         Section 2.9 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company.

         Section 2.10 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest (a) the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and MergerSub or (b) the Shareholders with the Merger Consideration as described in Sections 2.7 and 2.8, the officers and directors of the Company, Purchaser and MergerSub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each of the Shareholders represents and warrants to each of the Purchaser and MergerSub with respect to himself as set forth in this Article III.

         Section 3.1 Ownership of Company Stock. The Shareholder owns the Company Stock attributed to such Shareholder in ANNEX I free and clear of all Liens, other than restrictions imposed by federal and state securities laws.

         Section 3.2 Authorization, Etc. The Shareholder has full power and authority to execute, deliver and perform his obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. No other action on the part of each Shareholder is necessary to approve and authorize the execution, delivery and performance by such Shareholder of this Agreement and the documents and instruments contemplated hereby or the consummation by the Company and the Shareholders of the transactions contemplated hereby or thereby. This Agreement constitutes a legal, valid and binding agreement of the each Shareholder, enforceable against such Shareholder in accordance with its terms, except that
(a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

         The Company and each of the Shareholders jointly and severally represent and warrant to each of Purchaser and MergerSub as set forth in this
Article IV including, where appropriate, with respect to the Contributed Assets.

         Section 4.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Except as set forth on Schedule 4.1, the Company has no Subsidiaries, and does not have a direct or indirect ownership interest in any Person. The Company is qualified to do business in the jurisdictions set forth in Schedule 4.1. The Company has the power and authority (corporate and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions where the failure to so qualify would have a Material Adverse Effect. The Company has delivered to Purchaser complete and correct copies of the Company's charter documents and all amendments thereto to the date hereof.

         Section 4.2 Ownership of Company Stock. ANNEX I sets forth the name of each Person owning Company Stock and the amount of Company Stock owned by such Person. Other than the Company Stock held by the Shareholders, all of which is set forth and accounted for in ANNEX I, there is no Company Stock issued, outstanding or held in the treasury of the Company.

         Section 4.3 Authorization, Etc. The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. The Company and each of the Shareholders has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings or other action on the part of the Company or any Shareholder is necessary to approve and authorize the execution, delivery and performance by the Company of this Agreement and the documents and instruments contemplated hereby or the consummation by the Company of the transactions contemplated hereby or thereby. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.4 No Conflict. Except as set forth in Schedule 4.4, neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by the Company or the Shareholders pursuant hereto, nor the consummation by the Company or the Shareholders of the transactions contemplated hereby or thereby, nor compliance by the Company or the Shareholders with any of the provisions hereof or thereof shall (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of the Company, (b) constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the Company's assets or properties pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Company,
(c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Company or the Shareholders or to which any of their properties or assets may be bound, or (d) result in triggering of any right of first refusal or other right under any agreement to which the Company or the Shareholders are a party.

         Section 4.5 Governmental Consents. Except for filings required by the HSR Act, no consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Shareholders and the Company.

         Section 4.6 Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 50,000 shares of common stock of which 10,000 shares are issued and outstanding, all of which are owned by the Shareholders in the amounts set forth in ANNEX I. Neither the Company's Articles of Incorporation nor its Board of Directors have attributed any par value to the Company's common stock. Except as set forth on Schedule 4.6, there are no outstanding subscriptions, options, warrants, calls, rights, Contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any Company Stock, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding Company Stock has been validly issued and is fully paid, nonassessable and free of preemptive or similar rights.

         Section 4.7 Financial Statements. The Company has delivered to Purchaser the Company's Financial Statements. For the purposes of this Agreement, "Financial Statements" shall mean: (a) its unaudited balance sheet as of September 30, 2000 and the related statement of income and cash flows for the nine-month period then ended; (b) a compiled balance sheet (the "Balance Sheet") as of December 31, 1999 (the "Balance Sheet Date") and compiled statements of income and cash flow for the fiscal year then ended; and (c) a compiled balance sheet as of December 31, 1998 and compiled statements of income and cash flow for the fiscal year then ended. The Financial Statements are in accordance with the books and records of the Company (which books and records are correct and complete), correct and complete in all material respects, and fairly present the financial position of the Company and its results of operations, consistently applied, as of and for the periods indicated (except for customary year end adjustments).

         Section 4.8 Absence of Certain Changes or Events. Except as set forth on Schedule 4.8, since the Balance Sheet Date (a) the Company has conducted its business only in the ordinary course and consistent with past practice, (b) there has not been any developments or events which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) and except as contemplated in this Agreement, the Company has not:

                  (i) adopted any amendment to its Articles of Incorporation, Bylaws or similar organization documents;

                  (ii) (A) sold, leased, transferred or disposed of any assets or rights other than in the ordinary course of business consistent with past practice, which assets or rights do not involve more than $50,000 in the aggregate (B) incurred any Lien thereupon, except for Liens incurred in the ordinary course of business consistent with past practice which Liens would not in the aggregate exceed $50,000, (C) acquired or leased any assets or rights other than assets or rights in the ordinary course of business consistent with past practice, that individually or in the aggregate would involve more than $50,000, or (D) entered into any commitment or transaction with respect to (A),
(B) or (C) above;

                  (iii) (A) incurred, assumed or refinanced any Indebtedness or
(B) made any loans, advances or capital contributions to, or investments in, any Person;

                  (iv) paid, discharged or satisfied any liability, obligation, or Lien other than payment, discharge or satisfaction of (A) Indebtedness as it matures and become due and payable or (B) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

                  (v) (A) changed any of the accounting or tax principles, practices or methods used by the Company, except as required by changes in applicable Tax Laws, or (B) changed reserve amounts or policies;

                  (vi) entered into any employment contract or other arrangement or made any change in the compensation payable or to become payable to any Shareholder or any of the Company's officers, employees, agents, consultants or Persons acting in a similar capacity (other than general increases in wages to employees who are not officers or Persons acting in a similar capacity or Affiliates in the ordinary course consistent with past practice), or to Persons providing management services, entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan or made any loans to any of its Affiliates, officers, employees, agents or consultants or Persons acting in a similar capacity or made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                  (vii) paid or made any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity; or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice; grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Affiliate, officer, employee, agent or consultant or Person acting in a similar capacity, whether past or present; or amend in any material respect any such existing plan, agreement or arrangement in a manner consistent with the foregoing;

                  (viii) entered into any collective bargaining agreement;

                  (ix) made any payments (other than regular compensation payable to officers and employees or Persons acting in a similar capacity of the Company in the ordinary course consistent with past practice and tax payment distributions to the Shareholders consistent with the Company's past practice), loans, advances or other distributions (other than such distributions that did not and are not reasonably likely to result in the Net Worth of the Company being less than the Minimum Net Worth), or enter into any transaction, agreement or arrangement with, Shareholders, Company's Affiliates, officers, employees, agents, consultants or Persons acting in a similar capacity, stockholders of their Affiliates, associates or family members;

                  (x) made or authorized any capital expenditures, except in the ordinary course consistent with past practice not in excess of $25,000 individually or $100,000 in the aggregate;

                  (xi) incurred any Taxes, except in the ordinary course of business consistent with past practice;

                  (xii) settled or compromised any Tax liability or agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

                  (xiii) failed to duly and timely file any Tax Return with the appropriate Governmental Authorities required to be filed by it in a true and complete and correct form or to timely pay all Taxes shown to be due thereon;

                  (xiv) (A) entered into, amended, renewed or permitted the automatic renewal of, terminated or waived any right under, any Material Contract, or, except in the ordinary course of business consistent with past practice, any other agreement, or (B) took any action or failed to take any action that, with or without either notice or lapse of time, would constitute a default under any Material Contract;

                  (xv) (A) made any change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (B) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business;

                  (xvi) failed to renew (at levels consistent with presently existing levels), terminated or amended or failed to perform any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any material policy of insurance;

                  (xvii) experienced any material damage, destruction, or loss to its property not covered by insurance;

                  (xviii) disposed of or permitted to lapse any material Intellectual Property;

                  (xix) except in the ordinary course of business consistent with past practice pursuant to appropriate confidentiality agreements, and except as required by any Law or any existing agreements set forth on Schedule
4.14 or as may be reasonably necessary to secure or protect intellectual or other property rights of the Company, provided any confidential information to any Person other than Purchaser;

                  (xx) suffered total or significant partial loss of the business of any customers;

                  (xxi) suffered a material change in the normal operating balances of the Corporation's inventory; (xxii) changed the compensation levels applicable to any class of Company employees; or (xxiii) paid any bonuses payable or to become payable to any of the Shareholders or any of the Company's officers, employees, agents, consultants or Persons acting in a similar capacity.

         Section 4.9 No Undisclosed Liabilities. The Company has no Liabilities that would be material to the Company taken as a whole, except for such Liabilities as (a) are set forth on Schedule 4.9 hereto, (b) are reflected on the Financial Statements or (c) were incurred since the Balance Sheet Date in the ordinary course of business.

         Section 4.10 Property; Inventory.

              (a) The Company owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property and assets necessary or otherwise material to the conduct of its businesses. Except as disclosed on Schedule 4.10, the Company has good and marketable title to all assets reflected on the Financial Statements or acquired since the Balance Sheet Date, free and clear of all Liens, other than immaterial assets disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice. Such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry and are suitable for their present uses.

              (b) Schedule 4.10 sets forth by office location as of the Balance Sheet Date, a complete and accurate list of all furniture, equipment, automobiles and all other tangible personal property (including its net book value) owned by, in the possession of, or used by the Company in connection with its business as currently conducted and which have an initial book value in excess of $2,500 per item. Except as set forth on
Schedule 4.10, no such tangible personal property is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or subject to any liens or encumbrances, or is located other than in the possession of the Company.

              (c) The Company's inventory consists of raw materials and consignment and finished goods salable by the Company in the ordinary course of business. The Financial Statements reflect an adequate reserve for all the Company's inventory that is slow-moving, as determined in accordance with the Company's customary practices, or is obsolete, damaged or defective.

         Section 4.11 Intellectual Property.

              (a) The Company is the sole and exclusive owner of, or has the valid right to use, sell and license, the Intellectual Property necessary or otherwise material to the conduct of its business, free and clear of all Liens.
Schedule 4.11(a) sets forth a complete and accurate list (including which the Company is the owner or licensee thereof) of all (i) patents and patent applications, (ii) trademark or service mark registrations and applications,
(iii) copyright registrations and applications, and (iv) material unregistered copyrights, service marks, trademarks and trade names, each as owned or licensed by the Company. The Company currently is listed in the records of the appropriate United States or state agency as the sole owner of record for each owned application and registration listed on Schedule 4.11(a).

              (b) The registrations listed on Schedule 4.11(b) are valid and subsisting, in full force and effect in all material respects, and have not been canceled, expired or abandoned. There is no pending, existing, or to the Knowledge of the Company or the Shareholders, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against the registrations listed on Schedule 4.11(b) or the Intellectual Property.

              (c) Schedule 4.11(c) lists all of the Computer Programs other than off-the-shelf applications which are owned, licensed, leased or otherwise used by the Company in connection with the operation of its businesses as currently conducted, and identifies which is owned, licensed, leased, or otherwise used, as the case may be. Each Computer Program listed on Schedule 4.11(c) is either
(i) owned by the Company, (ii) currently in the public domain or otherwise available to a Company without the license, lease or consent of any third party, or (iii) used under rights granted to a Company pursuant to a written agreement, license or lease from a third party, which written agreement, license or lease is set forth on Schedule 4.11(c). The Company uses the Computer Programs set forth on Schedule 4.11(c) in connection with the operation of its business as conducted on the date hereof and, to the Knowledge of the Company or a Shareholder, such use does not violate the rights of any third party. All Computer Programs set forth in Schedule 4.11(c) were either developed by (x) employees of the Company within the scope of their employment; (y) third parties as "work-made-for-hire," as that term is defined under Section 101 of the United States copyright laws, pursuant to written agreements;

(z) independent contractors who have assigned their rights to the Company pursuant to written agreements. The Company has the perpetual, unrestricted right to use the Computer Programs identified on Schedule 4.11(c) which right shall not be effected by the Merger or the transactions contemplated by this Agreement.

              (d) Schedule 4.11(d) sets forth a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder (the "Licenses") and any written settlements or assignments relating to any Intellectual Property. The Licenses are valid and binding obligations of the Company and, to the Knowledge of the Company or a Shareholder, each other party thereto, enforceable against the Company, and, to the Knowledge of the Company or a Shareholder, each such other party in accordance with their terms except as such enforceability may be limited by applicable law, and there are no breaches or defaults by the Company or, to the Knowledge of the Company or the Shareholders, any other party thereto under any License.

              (e) No trade secret or confidential know-how material to the business of the Company as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company's proprietary interests in and to such trade secrets and confidential know-how.

              (f) The conduct of the business of the Company does not infringe upon any intellectual property right owned or controlled by any third party and to the Knowledge of the Company or the Shareholders, no third party is infringing upon any Intellectual Property owned by the Company and no such claims have been made against a third party by the Company. There are no claims or suits pending or, to the Knowledge of the Company or the Shareholders, threatened, and the Company has not received any written notice of a third party claim or suit (x) alleging that the Company's activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the proprietary rights of any third party, or (y) challenging the ownership, use, validity or enforceability of the Intellectual Property.

              (g) There are no settlements, consents, judgments or orders or other agreements which restrict the rights of the Company to use any Intellectual Property, or other agreements which restrict the Company's rights to use any Intellectual Property owned by the Company.

              (h) The consummation of the transactions contemplated hereby shall not result in the loss or impairment of the right of Purchaser or its successors to own or use any of the Intellectual Property currently owned or used by the Company nor shall it require the consent of any Governmental Authority or third party in respect of any such Intellectual Property and no present or former employee, or officer of the Company has any right, title, or interest, directly or indirectly, in whole or in part, in any Intellectual Property.

         Section 4.12 Tax Matters.

              (a) The Company has timely filed with the appropriate governmental agencies complete and accurate Tax Returns required to be filed by it in respect of all applicable Taxes of the Company required to be paid through the date hereof, and shall timely file any such Tax Return required to be filed by it prior to the Closing Date with respect to all applicable Taxes required to be paid through the Closing Date. All such Tax Returns were prepared in compliance with applicable law and all Taxes due, or claimed to be due by any taxing authority, pursuant thereto (whether or not shown as due on any Tax Return) have been paid. In addition, all Taxes due or claimed to be due by any taxing authority (whether or not shown on any Tax Return), prior to the Closing Date for which the Company may be liable in its own right or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, have been paid on a timely basis, or an adequate reserve has been established therefor. The Company is currently not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

              (b) The Company has withheld and paid all Taxes that the Company is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

              (c) To the Knowledge of the Company or the Shareholders, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, investigation, assessment, dispute or claim concerning any Tax liability of the Company, either (i) claimed or raised by any authority delivered to the Company in writing or (ii) based upon personal contact with any agent of such authority.

              (d) The Shareholders shall make available to Purchaser at the Company's corporate offices prior to Closing correct and complete copies of all federal, state, local and foreign income Tax Returns and all written communications from the Service or other Tax authorities relating to any such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1994.

              (e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no power of attorney granted by the Company with respect to any Tax matter is currently in force.

              (f) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that shall not be deductible under Section 280G of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company,

(i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) is not and has not ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes, and (iii) has no liability for the Taxes of any person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

              (g) The unpaid Taxes of the Company do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

              (h) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since September 1997 and shall be an S corporation up to and including the Closing Date. The Company has not in the past 10 years (a) acquired assets from another corporation in a transaction in which the Company's tax basis for the acquired assets was determined in whole or in part by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

         Section 4.13 Real Property.

              (a) Schedule 4.13 lists all real property owned, leased or subleased to the Company (the "Real Property"), and in the case of leased real property, identifies the lessor, rental rate, lease term, expiration date and existence of a renewal option. The Shareholders have delivered to Purchaser correct and complete copies of the leases and subleases listed in Schedule 4.13, as such leases or subleases have been amended to date. The current use of the Real Property by the Company does not violate the certificate of occupancy thereof or any local zoning or similar land use or other Laws and, to the Knowledge of the Company or a Shareholder, none of the structures on the Real Property encroaches upon real property of another Person, and no structure of any other Person encroaches upon any Real Property. The Company has not received notice of any pending or threatened condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any of the Real Property. Each parcel of Real Property abuts on or has direct vehicular access to a public road. With respect to each lease and sublease listed, except as otherwise indicated in Schedule 4.13(b):

                  (i) the lease or sublease is in full force and effect and shall remain in full force and effect on identical terms after the Closing, without the need to obtain the consent of any party thereto

                  (ii) the Company is in possession of the leased premises and all rental and other obligations of the Company are current;

                  (iii) the Company is not in breach or default (or has not received notice of breach or default), and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under such lease or sublease;

                  (iv) to the Knowledge of the Company or the Shareholders, no party has repudiated any provision of such lease or sublease;

                  (v) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease to which the Company is a party;

                  (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                  (vii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof by the Company and have been operated and maintained by the Company in compliance with applicable laws, except to the extent that the failure to receive any such approval, license or permit for any such facility, or to operate and maintain any such facility in compliance with applicable laws would not have a Material Adverse Effect on such facility or the Company's use of such facility as currently used; and

                  (viii) the properties on which all facilities leased or subleased thereunder reside are used in a manner consistent with applicable zoning, and all such facilities leased or subleased have all requisite permits (other than those permits with respect to property leased by the Company which by their nature are solely the responsibility of the owner or lessor of such leased property), to allow the Company to operate all aspects of its business thereon and therein in full compliance with applicable laws and contractual obligations of the Company.

         Section 4.14 Material Contracts.

              (a) Schedule 4.14 lists each of the following Contracts and other agreements (or, in the case of oral Contracts, summaries thereof) to which the Company is a party or by or to which the Company or any of its assets or properties is bound or subject (such Contracts and agreements being "Material Contracts"):

                  (i) any advertising, market research and other marketing agreements;

                  (ii) any employment, severance, non-competition, consulting or other agreements of any nature with any current or former stockholder, partner, officer or employee of the Company or any Affiliate of any of such Persons;

                  (iii) any agreements relating to the making of any loan or advance by the Company;

                  (iv) any agreements providing for the indemnification by the Company of any Person;

                  (v) any agreements with any Governmental Authority except those entered into in the ordinary course of business which are not material to the Company;

                  (vi) any Contracts, agreements and other arrangements for the sale of assets or for the furnishing of services, goods or products by or to the Company, including supply agreements, (A) with firm commitments having a value in excess of $10,000 or (B) having a term which is greater than six months and which is not terminable by the Company on less than 90 days' notice without the payment of any termination fee or similar payment;

                  (vii) any broker, distributor, dealer, representative or agency agreements;

                  (viii) any agreements (including settlement agreements) currently in effect pursuant to which the Company licenses the right to use any Intellectual Property to any Person or from any Person, and research and development agreements;

                  (ix) any confidentiality agreements entered into by the Company during the period commencing five years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which the Company was restricted from providing information to third parties, other than those entered into the ordinary course of business relating to the Company's operations;

                  (x) any voting trust or similar agreements relating to any of the Ownership Interests to which any of the Shareholders or the Company is a party;

                  (xi) any joint venture, partnership or similar documents or agreements;

                  (xii) any agreements that limit or purport to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets; and

                  (xiii) all other agreements, Contracts or commitments not made in the ordinary course of business which are material to the Company.

              (b) Each Material Contract is legal, valid and binding on and enforceable against the Company and, to the Knowledge of the Company or a Shareholder, the other parties thereto and is in full force and effect except as enforceability may be limited by applicable law. Upon consummation of the transactions contemplated by this Agreement, to the Knowledge of the Company or the Shareholders, each Material Contract shall remain in full force and effect without any loss of benefits thereunder and, except as disclosed on Schedule 4.14, without the need to obtain the consent of any party thereto to the transactions contemplated by this Agreement. The Company is not (and with the giving of notice or lapse of time would not be) in material breach of, or material default under, any Material Contract and, to the Knowledge of the Company or the Shareholders, no other party thereto is in material breach of, or material default under, any Material Contract. The Company has not received any written notice that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated before the expiration of its term or that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts or, in the case of oral agreements, if any, written summaries thereof have been delivered to Purchaser.

         Section 4.15 Relationship with Suppliers & Customers. To the Knowledge of the Company or the Shareholders, except as set forth in Schedule 4.15, the Company currently has good relationships with its suppliers and customers. The Company currently is not in dispute with any current or former supplier of material to the Company or any customer of the Company, and, except as set forth on Schedule 4.15, since December 31, 1998, no supplier to or customer of the Company has notified the Company that it shall stop doing business, or reduce its business, with the Company, the cessation or reduction of which business would have a Material Adverse Effect. Schedule 4.15 lists the ten (10) largest (in terms of dollar volume) customers and suppliers of the Company during each of the three (3) immediately preceding fiscal years of the Company.

         Section 4.16 Notes and Accounts Receivable; Bank Accounts. Schedule
4.16 sets forth, as of the Balance Sheet Date, all notes and accounts receivable of the Company. Except as set forth in Schedule 4.16, all notes and receivables of the Company reflected on the Financial Statements or created after the Balance Sheet Date arose in the ordinary course of business and, except as set forth in Schedule 4.16, are not subject to setoffs or counterclaims, are current and collectible and shall be collected in accordance with their terms at their recorded amounts. The Company has historically maintained a level of accounts payable and accounts receivable appropriate to service its respective operations. Schedule 4.16 also sets forth (a) all related party notes and accounts receivable (including those that shall be repaid or offset prior to Closing) and (b) all bank accounts maintained by the Company.

         Section 4.17 Insurance. Schedule 4.17 sets forth a complete and accurate list as of the date hereof of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of or providing insurance coverage to the Company and its business, properties and assets (or its officers, salespersons, agents or employees or Persons acting in a similar capacity) and the extent, if any, to which the limits of liability under such policies have been exhausted. True and complete copies of such policies have been delivered to Purchaser. All such policies are in full force and effect and all such policies in such amounts shall be outstanding and in full force and effect without interruption until the Closing. The Company has not received notice of default under any such policy, nor has it received written notice of any pending or threatened termination of cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 4.17 sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the Balance Sheet.

         Section 4.18 Employees.

              (a) Except as set forth in Schedule 4.18, to the Knowledge of the Company or the Shareholders, no executive, key employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement nor has the Company experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has not taken any action, or omitted to take any action, that would result in any unfair labor practice except any such action or omission that would not result in a Material Adverse Effect. No organizational effort is presently being made or, to the Knowledge of the Company or the Shareholders, is threatened by or on behalf of any labor union with respect to employees of the Company. All of the Company's current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees and worker safety, conform with applicable Laws to which the Company is subject, except for any such nonconformance that would not result in a Material Adverse Effect. No offer has been made to any employee of the Company to purchase any portion of the capital stock or assets of the Company, nor has any discussion taken place regarding such a transaction or any similar transaction. The Company is not subject to any claim for overdue overtime compensation due to any employee, and, to the Knowledge of the Company or a Shareholder, no such claim has been threatened.

              (b) The Company has not received a notice of any violation of any immigration and naturalization laws relating to employment and employees and has properly completed and maintained all applicable forms (including, but not limited to, I-9 forms) and, to the Knowledge of the Company or the Shareholders, the Company is in compliance with all such immigration and naturalization laws and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or, to the Knowledge of the Company or the Shareholders, threatened before the Immigration and Naturalization Service of any federal, state or administrative agency or court against or involving the Company or any of the Shareholders.

         Section 4.19 Employee Benefits.

              (a) Schedule 4.19 contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or an Affiliate of the Company, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of the Company or any ERISA Affiliate (the "Plans"). Schedule 4.19 identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company or any ERISA Affiliate.

              (b) With respect to each of the Plans, the Company has heretofore delivered to Purchaser true and complete copies of each of the following documents, as applicable:

                  (i) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

                  (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                  (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                  (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all summaries of material modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                  (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

                  (vi) all Contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including insurance Contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                  (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

              (c) Neither the Company nor any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, or to the Knowledge of the Company or the Shareholders, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

              (d) All contributions and premiums which the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and
Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company and none of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company or any ERISA Affiliate and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan. Neither the Company nor any ERISA Affiliate has taken any action (including, without limitation, actions required by law) relating to any ERISA Plan that will increase the Purchaser's, the Company's or any ERISA Affiliate's obligations under any ERISA Plan.

              (e) Neither the Company nor any ERISA Affiliate presently maintains a Plan or has previously maintained a Plan which is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, an Employee Stock Ownership Plan ("ESOP"), as such term is defined in Section 4975(e)(7) of the Code, or a Defined Benefit Plan, as such term is defined in Section 3(35) of ERISA.

              (f) The Company and the ERISA Affiliates have complied with all applicable Employment Laws. The Company and the ERISA Affiliates have no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages. Except as set forth on
Schedule 4.19, the Company and the ERISA Affiliates have no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any law governing any Plan, and there exist no facts that could give rise to such a claim.

              (g) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. All ERISA Plans and any related trust agreements or annuity agreements (or any other funding agreement) comply and have complied with ERISA, the Code, and all other laws. The Company and all ERISA Affiliates have applied for and received a currently effective determination letter from the IRS for each ERISA Plan intended to be "qualified" stating that each ERISA Plan is so qualified. Notwithstanding the foregoing, it may be necessary to restate each ERISA Plan to comply with changes to applicable law which have occurred in the current calendar year. All statements made by or on the behalf of the Company or an ERISA Affiliate in connection with the applications for determinations with respect to the qualified plans were true and complete when made and continue to be true and complete.

              (h) No ERISA Plan is a Voluntary Employees' Beneficiary Association ("VEBA") within the meaning of Section 501(c)(9) of the Code.

              (i) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any ERISA Affiliate may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

              (j) No Plan provides benefits, including death or medical benefits (whether or not insured) with respect to current or former employees of any of the Company or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirements benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or an ERISA Affiliate, or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

              (k) Except as specifically set forth in this Agreement, the consummation of the transactions contemplated by this Agreement shall not (i) entitle any current or former employee, officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) except as set forth on Schedule 4.19, accelerate the time of payment or vesting or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

              (l) There are no pending or, to the Knowledge of the Company or the Shareholders, threatened or anticipated, claims by or on behalf of any Plan, by an employee or beneficiary under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

              (m) No Plan is a "qualified foreign plan" (as such term is defined in Section 404A(e) of the Code), and no Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

              (n) The Company and any ERISA Affiliates have (i) filed or caused to be filed all returns and reports on the Plans that they are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments relating to the Plans that are payable by or for the Company or an ERISA Affiliate have been timely reported, fully paid, and discharged

         Section 4.20 Environmental Compliance and Liabilities.

              (a) Except as disclosed in Schedule 4.20: (i) the Company and all Real Property is currently, and at all times during the Company's ownership or operation of its respective business has been, in compliance with Environmental Laws; and (ii) at all times during the period of the Company's ownership, tenancy, or operation of the Real Property or any real property formerly owned by the Company, operated, or leased by the Company ("Former Real Property"), there has not been any Release at, on, under or from the Real Property, except any such Release which will not result in any Liability under Environmental Laws. Except as disclosed on Schedule 4.20, at all times prior to the Company's ownership or operation of the Real Property, to the Company's Knowledge, there did not occur any Release at, on, under or from the Real Property, except any such Release which will not result in any Liability under Environmental Laws.

              (b) Except as disclosed on Schedule 4.20, the Company has obtained and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct the activities and business of the Company as currently conducted and to own or operate the Real Property (collectively the "Environmental Permits"). The Company has conducted its activities and business in compliance in all material respects with all terms and conditions of any Environmental Permits. Except as disclosed in Schedule 4.20, the Company has filed all reports and notifications required to be filed by each under applicable Environmental Laws, and timely filed applications for all Environmental Permits. All of the Environmental Permits listed on Schedule 4.20 are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transaction contemplated hereby.

              (c) Except as disclosed in Schedule 4.20, neither the Shareholders nor the Company have received any notice that any Third Party Environmental Claims or Regulatory Actions have been asserted or assessed against the Company or the Real Property or any Former Real Property and, except as disclosed on
Schedule 4.20, no Third Party Environmental Claims or Regulatory Actions are pending or, to the Knowledge of the Company or the Shareholders, threatened, against the Company, the Former Real Property or the Real Property arising out of or due to, or allegedly arising out of or due to, (i) the Release of any Hazardous Materials; (ii) any violation or alleged violation of any Environmental Law with respect to the Real Property, the Former Real Property, or the activities of the Company; (iii) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under, the Real Property or the Former Real Property; or (iv) the generation, manufacture, storage, treatment, handling, transportation or other use, of any Hazardous Material by or for the Company on or off the Real Property.

              (d) Except as disclosed in Schedule 4.20, no polychlorinated biphenyls ("PCBs"), radioactive materials, asbestos or asbestos containing materials, radon, or urea formaldehyde is present at the Real Property.

              (e) Except as disclosed in Schedule 4.20, the Company has not transported or arranged for the treatment, disposal, or transportation of any Hazardous Materials to any location (i) which is listed on the EPA's National Priorities List ("NPL") or the Comprehensive Environmental Response, Compensation, Liability Information System ("CERCLIS") or on any similar list of properties requiring Clean-up maintained by a Governmental Authority, or (ii) which may lead to claims against Purchaser for damages to natural resources, personal injury, Clean-up costs or Clean-up work, including, but not limited to, claims under CERCLA.

              (f) Except as disclosed on Schedule 4.20, none of the Real Property or Former Real Property is listed on the NPL or CERCLIS, or any similar list of properties requiring Clean-up maintained by a Governmental Authority. Except as disclosed on Schedule 4.20, no part of the owned Real Property was ever used or is it now being used as, and none of the Former Real Property was used during the period of the Company's ownership, operation or tenancy as a landfill, a dump, or a disposal, storage, transfer or handling area for Hazardous Materials which requires a permit under Environmental Laws or a gasoline service station. Except as disclosed on Schedule 4.20, no part of the leased Real Property is used for, or to the Knowledge of the Company or a Shareholder, was used for the foregoing purposes, and the Company has not nor, to the Knowledge of the Company or a Shareholder, has any third party used the Former Real Property or the Real Property for any of the foregoing purposes. Except as disclosed on Schedule 4.20, there are no and never have been at the Real Property any wetlands or any underground or above ground improvements used for the storage of Hazardous Materials.

              (g) The Company has furnished to Purchaser copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the environmental condition of the Real Property, the Former Real Property, any Liability of the Company relating to the offsite disposal or treatment of Hazardous Materials, or the Company's compliance with Environmental Laws. Any such documents or information the Company has furnished to Purchaser is accurate and complete in all material respects, for the stated purpose for which the information was prepared.

              (h) Except as disclosed on Schedule 4.20, no authorization, notification, recording, filing, consent, waiting period, remediation, investigation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.

              (i) To the Knowledge of the Company or a Shareholder, no proposed or final regulation published pursuant to Environmental Laws and no Environmental Permit for which the Company has or should have applied, could reasonably be expected to result in a capital expenditure in excess of $50,000.

         Section 4.21 Litigation and Claims, Compliance with Laws.

              (a) Schedule 4.21(a) sets forth all Litigation as of the date hereof, including the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of the Company (if referred), the estimated amount of exposure, the amount the Company has reserved, or the amount of the Company's claim and estimated expenses of the Company in connection with such matters. Except as disclosed on Schedule 4.21, there is no Litigation which is not fully covered by the insurance policies referenced in Section 4.17. Neither the Company, nor the Company's assets or properties, are subject to any order, consent decree, settlement or similar agreement with any Governmental Authority. Except as disclosed on Schedule 4.21, there is no judgment, injunction, decree, order or other determination of an arbitrator or Governmental Authority specifically applicable to the Company or any of its properties or assets. Except as disclosed on Schedule 4.21, there is no Litigation relating to alleged unlawful discrimination or sexual harassment. As of the date hereof, there is no Litigation which seeks to prevent consummation of the transactions contemplated hereby or which seeks material damages in connection with the transactions contemplated hereby.

              (b) Except as set forth in Schedule 4.21(b), the Company has complied and is in compliance with all Laws applicable to the Company and its business except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.21(b), the Company holds all material licenses, permits and other authorizations of Governmental Authorities necessary to conduct its business as now being conducted or, under currently applicable Laws, to continue to conduct its business as now being conducted. Except as set forth in Schedule 4.21(b), there is no intent to make any changes in the conduct of the business of the Company that shall result in or cause the Company to be in noncompliance with applicable Laws or that shall require changes in or a loss of any such licenses, permits or other authorizations or an increase in any expenses related thereto except where such noncompliance, change, loss or increase would not reasonably be expected to have a

Material Adverse Effect. Such licenses, permits and other authorizations as aforesaid held by the Company are valid and in full force and effect, and there are no (a) Actions pending, or to the Knowledge of the Company or the Shareholders, threatened or (b) Investigations to the Knowledge of the Company or the Shareholders pending or threatened that could result in the termination, impairment or nonrenewal thereof.

         Section 4.22 Affiliate Transactions. Schedule 4.22 lists all agreements, arrangements and currently proposed agreements and arrangements, by or between the Company, on the one hand, with or for the benefit of any current or former shareholder, partner, officer or other Affiliate of the Company or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest. Schedule 4.22 lists all payments of any kind since January 1, 1998, from the Company, to or for the benefit of any current or former partner, officer or other Affiliate of the Company or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest. All outstanding debts and other obligations of the Company to any Person were incurred in return for fair and adequate consideration paid or delivered by them in cash or other property. All debts to the Company of any Affiliate of the Company, Shareholder, officer of the Company or their respective Affiliates are reflected on the Financial Statements.

         Section 4.23 Records.

              (a) The corporate minute books of the Company contain records of all actions taken by the Shareholders and the Board of Directors and all committees thereto of the Company which are complete and accurate in all material respects. Copies of all such minute books which are complete and accurate in all material respects have been delivered by the Company to Purchaser. All officers and directors of the Company have been properly elected.

              (b) The accounting books and records of the Company are complete and correct.

         Section 4.24 Brokers, Finders, Etc. Neither the Company nor the Shareholders have employed, or are subject to the valid claim of, nor has the Company or the Shareholders incurred any Liability that would be payable by the Company, for any brokerage, finder's or other fees or commissions of any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

         Section 4.25 Representations and Warranties Generally. The representations and warranties contained in any particular section of this
Article IV are not exclusive as to any particular subject matter covered by such section and different sections may apply different tests to the same or similar matters. One section of the Disclosure Schedules may specifically cross reference other applicable sections or parts thereof of the Disclosure Schedules without repeating disclosure that applies to more than one section.

         Section 4.26 Competing Business. Except as set forth on Schedule 4.26, the Shareholders have no direct or indirect interest of any nature whatever in any Person which competes with, conducts any business similar to, has any arrangement or agreement with, or is involved in any way with, any business similar to the business of the Company.

         Section 4.27 Year 2000 Program. Except as set forth in Schedule 4.27, All devices, systems, machinery, information technology, computer software and hardware and other date sensitive technology (collectively, the "Systems") necessary for the Company to carry on its business as conducted immediately prior to the Closing Date are Year 2000 Compliant to the extent necessary to ensure no material disruption of the operations of Purchaser. As used herein, Year 2000 Compliant means that such Systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and shall operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

         Section 4.28 Product Warranty and Liability. It is the Company's standard practice to sell each product sold by the Company in conformity with all applicable contractual commitments, if any, and all express and implied warranties of the manufacturer. All products sold by the Company have been sold in conformity with such practice, except for such deviations therefrom that are not and would not have a Material Adverse Effect. No product sold by the Company is subject to any other guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 4.28 sets forth a list of all product liability claims raised or asserted against the Company since January 1, 1996. No third party has advised the Company that it has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold by the Company prior to Closing.

         Section 4.29 Other Information. No representation or warranty of the Company or the Shareholders in this Agreement, nor any statement, certificate or other document furnished or to be furnished by the Company or the Shareholders to Purchaser pursuant to this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Shareholders as follows:

         Section 5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Except as set forth on Schedule 5.1, Purchaser and MergerSub have no Subsidiaries, and does not have a direct or indirect ownership interest in any Person. Purchaser and MergerSub are qualified to do business in the jurisdictions set forth in Schedule 5.1. Each of Purchaser and MergerSub has the power and authority (corporate and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification. Purchaser has delivered to the Shareholders complete and correct copies of Purchaser's and MergerSub's charter documents and all amendments thereto to the date hereof.

         Section 5.2 Authorization, Etc. Each of Purchaser and MergerSub has full corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. Each of Purchaser and MergerSub has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Purchaser or MergerSub is necessary to approve and authorize the execution, delivery and performance by Purchaser and MergerSub of this Agreement and the documents and instruments contemplated hereby and the consummation by Purchaser and MergerSub of the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding agreement of Purchaser and MergerSub, enforceable against Purchaser and MergerSub, respectively, in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 5.3 Brokers' Fees. Neither Purchaser nor MergerSub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Shareholders could become liable or obligated.

         Section 5.4 Ownership and Capital Stock. MergerSub is a wholly-owned subsidiary of Purchaser. Purchaser is a wholly-owned subsidiary of Parent. As of the date hereof, the authorized capital stock of Parent consists of (a) 50,000,000 shares of common stock, par value $0.01 per share, of which 150,000 shares of voting common stock are issued and outstanding and no shares of non-voting convertible common stock are issued and outstanding and
(b) 50,000,000 shares of preferred stock, par value $0.01 per share, of which
(i) 2,500,000 shares have been designated as Class A-1 5% Convertible Preferred Stock, of which 868,372 shares are issued and outstanding, (ii) 1,400,000 shares have been designated as Class A-2 5% Convertible Preferred Stock, of which 1,125,000 shares are issued and outstanding, (iii) 26,456 shares have been designated as Class A-3 5% Convertible Preferred Stock, of which 26,456 shares are issued and outstanding, (iv) 300,000 shares have been designated as Class B-1 Convertible Preferred Stock, of which 300,000 shares are issued and outstanding, (v) 6,250,000 shares have been designated Class A-4 5% Convertible Preferred Stock, of which 3,437,500 shares are issued and outstanding, (vi) 200,000 shares have been designated Class B-2 Convertible Preferred Stock of which 100,000 shares are issued and outstanding, and (vii) 1,000,000 shares have been designated Class AA Convertible Preferred Stock, of which 515,882 shares are issued and outstanding. Except for (i) warrants to acquire an aggregate of 88,656 shares of non-voting common stock, (ii) outstanding options to acquire an aggregate of 673,154 shares of voting common stock, and (iii) those restrictions contained in the Shareholders' Agreement, as amended from time to time, there are no outstanding subscriptions, options, warrants, calls, rights, Contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any capital stock of Parent. All outstanding shares of capital stock have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights. Parent has adopted a stock option plan that resulted in the reservation of 10% of the Parent's common stock for the employees of Parent and its Subsidiaries.

         Section 5.5 No Conflict. Except as set forth in Schedule 5.5, neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by Purchaser or MergerSub pursuant hereto, nor the consummation by Purchaser or MergerSub of the transactions contemplated hereby or thereby, nor compliance by Purchaser or MergerSub with any of the provisions hereof or thereof shall (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of Purchaser or MergerSub, (b) other than the consent of Lenders which shall be obtained prior to Closing, constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of Purchaser's or MergerSub's assets or properties pursuant to, any of the terms, conditions or provisions of any contractual obligation of Purchaser or MergerSub or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Purchaser or MergerSub or to which any of its properties or assets may be bound.

         Section 5.6 Financial Statements. The Purchaser has delivered to the Company and the Shareholders the Parent's Financial Statements. For the purposes of this Agreement, "Parent Financial Statements" shall mean: (a) its unaudited balance sheet as of October 31, 2000, and the related statement of income and cash flows for the ten-month period then ended and (b) audited balance sheets as of December 31, 1999 and statements of income and cash flow for the fiscal year then ended for Parent, UTI Corporation, and Noble-Met, Ltd. Except as set forth on Schedule 5.6, the Parent Financial Statements are correct and complete in all material respects and have been prepared in accordance with the books and records of the Purchaser (which books and records are correct and complete), and fairly present the financial position of the Purchaser and its results of operations in all material respects as of and for the periods indicated in accordance with GAAP and have been prepared in accordance with GAAP consistently applied, subject in the case of the unaudited Parent Financial Statements, to normal and customary year-end adjustments (which are not anticipated to be material) and the absence of footnotes.

         Section 5.7 Other Information. No representation or warranty of Purchaser or MergerSub in this Agreement, nor any statement, certificate or other document furnished or to be furnished by Purchaser or MergerSub to the Shareholders pursuant to this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                     SHAREHOLDERS' AND COMPANY'S OBLIGATIONS

         The Shareholders and the Company shall, and the Shareholders shall cause the Company to, perform the covenants set forth in this Article VI.

         Section 6.1 General. Each of the Shareholders and the Company shall use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article VIII below).

         Section 6.2 Cooperation. The Shareholders and the Company shall furnish or cause to be furnished to Purchaser and its Lenders and their representatives all data and information concerning the business, finances and properties of the Company that may reasonably be requested to consummate the transactions contemplated by this Agreement.

         Section 6.3 Notices and Consents. The Shareholders shall cause the Company to, and the Company shall, use its best efforts to obtain any third-party consents, including, without limitation, the consent of lessors and sublessors. The Shareholders and the Company shall cooperate and share information with Purchaser regarding the preparation of all filings required by the HSR Act and shall seek early termination of any waiting period imposed by the HSR Act.

         Section 6.4 Company Obligations; Affiliate Agreements.

              (a) At or prior to the Closing, the Shareholders shall have, and the Shareholders shall have caused each of their respective Affiliates to have, repaid any Indebtedness or other amounts owing from such Persons to the Company.

              (b) At Closing, upon the election of the Shareholders either (i) the Shareholders shall cause the Company to repay all revolving lines of credit, other interest-bearing Indebtedness and all capital leases of the Company other than those listed on Schedule 6.4 with a portion of the Closing Cash Payment, or
(ii) Purchaser shall repay all such credit, debt and capital leases by wire transfer and receive a dollar-for-dollar reduction in the Merger Consideration in the amount equal to such repayments.

              (c) Prior to the Closing, the Shareholders shall have caused all agreements between any Shareholder or their Affiliate, on the one hand, and the Company, on the other hand to be terminated in all respects such that there is no liability thereunder on the part of the Company. The Shareholders agree, jointly and severally, to indemnify Purchaser for any cost or expense incurred in connection with the obligations specified in this Section 6.4 which indemnification shall not be subject to the limitations set forth in section 11.5(b) of this Agreement.

         Section 6.5 Contribution of certain Assets of KMK Enterprises.

              (a) Prior to the Closing, Shareholders shall cause KMK Enterprises to contribute, transfer, assign, convey and deliver to the Company all right, title and interest in and to all of the Contributed Assets (as defined below) free and clear of all Liens, encumbrances and security interests. For purposes of this Agreement, "Contributed Assets" shall mean all of the assets of KMK Enterprises used in the business of the Company (the "Business") including, without limitation, (a) all Contracts, Contract rights, quotations and other executory commitments of KMK Enterprises entered into in connection with the conduct of the Business and specifically assumed by the Company listed on
Schedule 6.5; (b) all capital equipment, office equipment, related software and other personal property related to the Business including, without limitation, those items listed on Schedule 6.5; (c) all supplier lists and related information including addresses, drawings, files, papers and records related to the Business and the Contributed Assets; (d) all deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund relating to the Business and the Contributed Assets; (e) all claims, rights and causes in action against third parties and all rights to insurance proceeds relating to any damage, destruction or impairment of the Contributed Assets or necessary to or used in the conduct of the Business; and
(f) all licenses, permits, consents and certificates of any regulatory, administrative or other governmental agency or body issued to or held by KMK Enterprises and necessary or incidental to the conduct of the Business (to the extent the same are transferable).

              (b) The contribution, conveyance, assignment, transfer and delivery of the Contributed Assets will be effected by the execution and delivery of (i) a contribution agreement (the "Contribution Agreement") in the form of EXHIBIT J to this Agreement, (ii) such ancillary agreements as may be required or contemplated by the terms of the Contribution Agreement, (iii) executed copies of the filings, consents, approvals, notices or waivers, and copies of the instruments transferring, registering or issuing the consents, approvals, permits, licenses, permissions, registrations or other authorizations referred to herein, and (iv) such other instruments of conveyance, transfer and assignment as shall be necessary to vest in the Company full right, title and interest in and to the Contributed Assets, free and clear of all Liens, encumbrances and security interests, whether absolute, accrued, contingent or otherwise.

                                   ARTICLE VII

                             PURCHASER'S OBLIGATIONS

         Section 7.1 Consent of Lenders. Purchaser shall use commercially reasonable efforts to obtain debt financing described in Section 8.14 and the consent of any such Lenders to the transactions contemplated by this Agreement.

         Section 7.2 Environmental Due Diligence. Purchaser shall engage recognized experts, mutually acceptable to the Company, Purchaser and Purchaser's Lenders, to perform a Phase I and, if appropriate, a Phase II environmental review in scope and substance, and pursuant to such methods, as may be reasonably required by Purchaser and the Lenders. In the event any Phase II environmental review is required, the Shareholders shall use their best efforts, and shall cause the

Company to use its best efforts, to secure all consents necessary to permit any such Phase II environmental review to proceed. The Company shall be responsible for the costs and expenses related to the Phase I environmental review and Phase II environmental review (to the extent such a review is deemed necessary); provided, however, that Purchaser shall pay for any such costs and expenses to the extent they exceed $15,000.00 in the aggregate.

                                  ARTICLE VIII

         CONDITIONS PRECEDENT TO PURCHASER'S AND MERGERSUB'S PERFORMANCE

         The obligations of Purchaser and MergerSub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below. Purchaser may waive any or all of these conditions in whole or in part without prior notice.

         Section 8.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, all representations and warranties by the Company or the Shareholders in this Agreement, or in any written statement that will be delivered to Purchaser or MergerSub by the Company or the Shareholders under this Agreement, shall be true on and as of the Closing Date as though made at that time.

         Section 8.2 Performance. The Company and the Shareholders shall have performed, satisfied, and complied, in all material respects, with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

         Section 8.3 No Material Adverse Effect. During the period from the Balance Sheet Date to the Closing Date, there shall not have been any Material Adverse Effect in the financial condition or the results of operations of the Company or the relationship between the Company and any significant customers, and the Company shall not have sustained any loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

         Section 8.4 Consents. The Shareholders and the Company shall have procured all of the third-party authorizations and consents specified in this Agreement, including, without limitation, the consents of lessors under any leases to Purchaser. In addition, any waiting period under the HSR Act, if applicable, shall have expired or been terminated.

         Section 8.5 No Proceedings, Injunctions, Etc. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of the Merger or any of the other transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation or (c) affect adversely the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         Section 8.6 Accounts. The Company's accounts payable and accounts receivable shall be in a condition consistent with the ordinary course of business, as determined by historical conditions for the Company.

         Section 8.7 Accountant's Deliveries. Arthur Andersen shall have delivered (a) audited financial statements of the Company for its fiscal year ended December 31, 1999 and the period ended November 30, 2000, (b) determination of the Twelve Month EBITDA and (c) determination of the Net Worth.

         Section 8.8 Shareholders' and Officer's Certificates. The Shareholders shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Sections 8.1 through 8.6 have been satisfied.

         Section 8.9 Certified Organizational and Approval Documents. The Company shall have delivered to Purchaser (a) a certified copy of its charter,
(b) a certificate of good standing from the Secretary of State of the State of California dated within 5 business days of the Closing Date, (c) a copy of the bylaws of the Company with a certification executed by the Secretary of the Company that such copy is true, correct and complete, and that such bylaws were duly adopted and have not been amended or rescinded and (d) a copy of the resolutions of the Board of Directors of the Company and its shareholders approving the Merger and the other transactions contemplated by this Agreement with a certification executed by the Secretary of the Company that such copy is true, correct and complete, and that such resolutions were duly adopted and have not been amended or rescinded.

         Section 8.10 Repayment of Debt. Contemporaneous with Closing, the Shareholders shall cause the Company to repay all revolving lines of credit, other interest-bearing Indebtedness and all capital leases other than those listed on Schedule 6.4 of the Company with a portion of the Closing Cash Payment, or, at the Company's request, Purchaser shall repay all such revolving lines of credit, other interest-bearing Indebtedness and capital leases of the Company by wire transfer and receive a dollar for dollar reduction in the Merger Consideration in the amount equal to such repayments.

         Section 8.11 Opinion of Company's Counsel. Purchaser shall have received from Mannerino & Briguglio, counsel to the Company, an opinion, addressed to Purchaser and dated as of the Closing (the "Shareholders' Opinion"), in form and substance substantially as set forth in EXHIBIT C.

         Section 8.12 Resignations. Purchaser shall have received the resignations, effective as of the Closing, of all of the directors and those officers of the Company who will not be retained as officers of the Surviving Corporation.

         Section 8.13 Regulatory and Third Party Approvals. The Shareholders and the Company shall be in receipt of all regulatory or third party approvals which, in Purchaser's opinion, are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, including, but not limited to, any approvals required under the HSR Act.

         Section 8.14 Financing. Purchaser shall have either (a) received commitments for a new credit facility providing for or (b) have available under an existing credit facility $20,000,000 in senior term, revolver debt and subordinated debt financing for the consummation of the transactions contemplated by this Agreement, on terms and conditions acceptable to Purchaser in its discretion.

         Section 8.15 Completion of Due Diligence; Customer Survey and Lender Consent. Purchaser and its Lenders shall be satisfied in all respects with the results of their (a) due diligence review of the Company and its operations and assets and (b) survey of the Company's customers, and Purchaser shall have obtained the consent of its Lenders to the transactions contemplated by this Agreement.

         Section 8.16 Non-Competition Agreements. Each of the Shareholders shall have executed a five (5) year Non-Competition Agreement (collectively, the "Non-Competition Agreements"), which shall include covenants not to (a) compete with Purchaser or the Company or any Affiliates of either of them, or (b) raid or solicit the employees, agents, Affiliates or customers of Purchaser or the Company. Each Non-Competition Agreement shall be in substantially the form set forth on EXHIBIT D to this Agreement.

         Section 8.17 Employment Agreement. Rocky V. Morrison shall have executed his employment agreement (the "Employment Agreement"), in substantially the forms set forth in EXHIBIT E to this Agreement.

         Section 8.18 Shareholders' Agreement. Each of the Shareholders shall have executed a joinder to the exisiting shareholders' agreement among the Parent and its shareholders (the "Shareholders' Agreement") a copy of which is attached as EXHIBIT F to this Agreement.

         Section 8.19 Various Approvals. The Merger and other transactions contemplated by this Agreement shall have been approved by the Board of Directors of Purchaser and the Investment Committee of KRG Capital Partners, LLC.

         Section 8.20 Subscription Agreement. Each of the Shareholders shall have entered into a subscription agreement in substantially the form attached as EXHIBIT G to this Agreement (each a "Subscription Agreement" and collectively, the "Subscription Agreements").

         Section 8.21 Lock-up Agreement. Each of the Shareholders shall have entered into a Lock-up Agreement with respect to the Convertible Preferred Stock with certain underwriters of Parent's stock in substantially the form attached as EXHIBIT H to this Agreement (each a "Lock-up Agreement" and collectively, the "Lock-up Agreements").

         Section 8.22 Contribution of KMK Assets. The Company and KMK Enterprises shall have entered into the Contribution Agreement, and the Contributed Assets shall have been contributed, transferred and assigned to the Company free and clear of all Liens, encumbrances and security interests, whether absolute, accrued, contingent or otherwise, except for those capital leases and related security interests to be paid at Closing pursuant to Section
8.10 of this Agreement.

         Section 8.23 Escrow Agreement. The Shareholders shall have entered into the Escrow Agreement.

         Section 8.24 Termination of Stockholder Agreement. The Shareholders shall have terminated the Restrictive Stock Transfer Agreement, dated May 17, 1989 as amended on January 2, 1998, by and between Jack E. Kelley, Jack E. Kelley and Karen Kelley as joint tenants, Jack E. Kelley, Jr. and Rocky Morrison.

         Section 8.25 Landlord Commitment. The Shareholders shall have delivered to Purchaser a commitment from the lessor of the real estate occupied by the Company to cooperate in dividing the current lease between such lessor, the Company and JK Molds into two separate leases, one between lessor and the Company and one between the lessor and JK Molds under substantially the same terms as the current lease.

                                   ARTICLE IX

     CONDITIONS PRECEDENT TO THE COMPANY'S AND THE SHAREHOLDERS' PERFORMANCE

         The obligation of the Company and the Shareholders to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of all the following conditions. The Company may waive any or all of these conditions in whole or in part without prior notice.

         Section 9.1 Representations and Warranties True. All representations and warranties by Purchaser contained in this Agreement or in any written statement delivered by Purchaser or MergerSub under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

         Section 9.2 Performance. Purchaser and MergerSub shall have performed and complied with all covenants and agreements and satisfied all conditions that they are required by this Agreement to perform, comply with, or satisfy before or at the Closing.

         Section 9.3 Consents. Purchaser shall have procured all of the third-party authorizations and consents specified in this Agreement. In addition, any waiting period under the HSR Act, if applicable, shall have expired or been terminated.

         Section 9.4 No Proceedings, Injunctions, Etc. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of the Merger or any of the other transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation.

         Section 9.5 Shareholders' Agreement. At Closing, Purchaser and each of the shareholders of Parent shall continue to be bound by the Shareholders' Agreement.

         Section 9.6 Opinion of Purchaser's Counsel. Shareholders shall have received from Hogan & Hartson L.L.P., counsel to Purchaser, an opinion, addressed to the Shareholders and dated as of the Closing (the "Purchaser's Opinion"), in form and substance substantially as set forth in EXHIBIT H.

         Section 9.7 Officer's Certificate. Purchaser shall have delivered to the Company a certificate by its Vice President and Secretary to the effect that each of the conditions specified above in Sections 9.1 through 9.5 have been satisfied.

         Section 9.8 Employment Agreement. Purchaser shall have executed the Employment Agreement.

         Section 9.9 Non-Competition Agreements. Purchaser shall have executed the Non-Competition Agreements.


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




         Section 9.10 Certified Organizational Documents. The Purchaser shall have delivered to the Company (a) certified copies of the charters of Purchaser and MergerSub, (b) a certificate of good standing for each of Purchaser and MergerSub from the Secretary of State of the States of Colorado and [insert state of incorporation of MergerSub] dated within 5 business days of the Closing Date, (c) a copy of each of the bylaws of Purchaser and MergerSub, along with a certificate executed by the Secretaries of Purchaser and MergerSub, respectively, certifying that such copy is true, correct and complete, and that such bylaws were duly adopted and have not been amended or rescinded and and (d) a copy of the resolutions of the Board of Directors of Purchaser and of the Board of Directors and shareholder of MergerSub approving the Merger and the other transactions contemplated by this Agreement with a certification executed by the Secretaries of the Purchaser and MergerSub, respectively, that such copies are true, correct and complete, and that such resolutions were duly adopted and have not been amended or rescinded.

         Section 9.11 Subscription Agreements. The Purchaser shall have executed the Subscription Agreements.

         Section 9.12 Escrow Agreement. The Purchaser shall have entered into the Escrow Agreement.

                                    ARTICLE X

                             POST-CLOSING COVENANTS

         The parties agree as following with respect to the period following the Closing.

         Section 10.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including obtaining any third-party consents not obtained prior to Closing, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article XI below). The parties agree to cooperate to revise the first entry in
Schedule 4.20 to reflect only those factual disclosures in the referenced Phase I report in a manner mutually agreeable to the parties.

         Section 10.2 Books and Records. The Shareholders acknowledge and agree that from and after the Closing, Purchaser shall be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company. Purchaser shall permit each Shareholder and their representatives to have reasonable access to copies of the books and records of the Company, dated at or prior to the Closing Date, and shall furnish or cause to be furnished to each Shareholder, at such Shareholder's sole expense, such financial, Tax and operating data and other available information with respect to the Company and its assets, properties, employees, businesses and operations as such Shareholder shall from time to time reasonably request; provided that such information is dated and relates to matters occurring at or prior to the Closing Date. Purchaser shall cause the Company to retain all Company Tax records for the applicable statute of limitations and all other material Company books and records for a period of two years from the Closing Date. In exercising their rights of access hereunder, the Shareholders shall use reasonable efforts to avoid undue disruption to the business of Purchaser or the Company.

         Section 10.3 Litigation Support. In the event that and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (including Tax audits) in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transition on or prior to the Closing Date involving the Company, each of the other parties shall cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XI below).

         Section 10.4 Tax Matters. The Shareholders and Purchaser agree to provide each other with such cooperation and information as either of them reasonably may request of the other in relation to (a) preparation of any Tax Return of the Company or with respect to the Company's operations, (b) determining any Taxes or right to a refund of Taxes of the Company or with respect to the Company's operations, or (c) responding to any audit or examination of Tax Returns of the Company or with respect to the Company's operations.

         Section 10.5 Public Disclosure; Confidentiality. From and after the Closing Date, each Shareholder shall keep confidential all information relating to the Surviving Corporation and its operations. The foregoing shall not preclude any Shareholder from (a) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any Shareholder in violation of this Agreement or (b) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, such Shareholder shall give Purchaser prior written notice of the nature of the required disclosure.

         Section 10.6 Cooperation with Initial Public Offering. Each Shareholder shall use his reasonable best efforts to cooperate with Parent, Purchaser, the Surviving Corporation and their respective representatives and agents in connection with any proposed initial public offering of capital stock of the Surviving Corporation or Purchaser after the Closing Date, including, but not limited to, providing, organizing and preparing information regarding the Surviving Corporation and participating in underwriter due diligence sessions and investor meetings at such times as are requested by the underwriters of such public offering.

         Section 10.7 Cooperation with Fulfillment of Credit Facility Obligations. Each Shareholder shall use his reasonable best efforts to cooperate with Parent, Purchaser, the Surviving Corporation and their respective representatives and agents in connection with the fulfillment of any obligations imposed on Parent, Purchaser and/or the Surviving Corporation by Lenders including, but not limited to, coordinating with (a) former creditors of the Company to have them take the necessary actions and file the necessary documents to release any and all liens on the Surviving Corporation or its property and
(b) coordinating with the lessor of the leased Real Property to obtain any agreements, certificates, documents or environmental testing required by the Lenders. Within 30 days of the Closing Date, the Shareholders shall cause their counsel to deliver an opinion to the Lenders substantially in the form of EXHIBIT L to this Agreement. The Shareholders shall cause JK Molds to cooperate with the Company in reasonably determining a division of space and rent concerning the leased property for the purposed of dividing the current lease for such property into two separate leases.

         Section 10.8 No 338(h)(10) Election. The Purchaser shall not, and shall not permit the Company to, make the election provided for by Section 338(h)(10) of the Code or any comparable election under state or local tax law with respect to Purchaser's acquisition of the capital stock of the Company from the Shareholders pursuant to the Merger.

         Section 10.9 Environmental Insurance. Within 15 days after the Closing Date, the Purchaser, the Company and the Shareholders agree to purchase environmental insurance on the Company for the benefit of the Purchaser, its Affiliates and the Shareholders under substantially the terms and conditions and providing substantially the coverages described in ANNEX II to this Agreement. The cost of such environmental insurance shall be borne 50% by the Company and 50% by the Shareholders.

                                   ARTICLE XI

                                 INDEMNIFICATION

         Section 11.1 Indemnification by Shareholders. Subject to Section 11.5, the Shareholders agree, jointly and severally, to indemnify Purchaser and every Affiliate (and their respective officers, directors, shareholders, agents and representatives) of Purchaser (which shall specifically include the Surviving Corporation) (each a "Purchaser Indemnitee") against and hold them harmless from any and all Damages which may be asserted against, imposed upon or sustained by a Purchaser Indemnitee by reason of or arising out of the breach, default, inaccuracy or failure of any of the warranties, representations, covenants or agreements of the Company or the Shareholders contained in this Agreement or in any certificate or instrument required to be delivered pursuant hereto. In addition to the foregoing, the Shareholders agree, jointly and severally to indemnify Purchaser Indemnitees against and hold them harmless from any and all Damages which may be asserted against, imposed upon or sustained by a Purchaser Indemnitee as a result of any of the following resulting from the operations of the Company up to and including the Closing Date: (a) liability for Taxes for any period up to and including the Closing ("Company Taxes"); (b) Litigation;
(c) Environmental Liabilities; (d) any product liability claim; (e) liabilities pursuant to the Occupational Health & Safety Act or any laws relating to health and safety; (f) any liabilities resulting from infringements or claimed infringements by the Company on the Intellectual Property of a third party.

         Section 11.2 Indemnification by Purchaser. Subject to Section 11.5, from and after Closing, Purchaser agrees to indemnify each Shareholder and hold him harmless from and against any and all Damages which may be asserted against, imposed upon or sustained by such Shareholder at any time by reason of or arising out of the breach, default, inaccuracy or failure of any warranties, representations, conditions, covenants or agreements of Purchaser contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto.

         Section 11.3 Procedures for Third-Party Claims.

              (a) If any Indemnitee receives written notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement (a "Third Party Claim") against or affecting such Indemnitee, and if such assertion were presumed to be true (regardless of the actual outcome) then a party could be obligated to provide indemnification under this Agreement as a result of or in connection with such claim, action or proceeding, such Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than 30 calendar days after receipt of such written notice of such Third Party Claim; provided, however, that failure to give notice as provided in this paragraph (a) shall not relieve the Indemnifying Party of its indemnification obligations under this Article XI except to the extent that such Indemnifying Party is actually prejudiced by such failure. Said written notice to the Indemnifying Party shall set forth the basis of the Third Party Claim in reasonable detail and include copies of all pertinent correspondence relating to such Third Party Claim. The Indemnifying Party shall have the right to assume and control the defense of any Third Party Claim at such Indemnifying Party's sole expense and by such Indemnifying Party's own counsel, by giving written notice to the Indemnitee (the "Notice to

Defend") no later than thirty (30) calendar days after receipt of the above-described notice of such Third Party Claim. The Indemnitee also shall have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing, but all fees and expenses of such counsel shall be paid by the Indemnitee. The Indemnifying Party and the Indemnitee shall cooperate with each other in good faith in such defense and make available all employees and books and records in its control as reasonably deemed necessary with respect to such defense (but not to the extent that would require waiver of any privilege). If the Indemnitee does not receive from the Indemnifying Party a Notice to Defend with respect to a Third Party Claim or a written notice of objection to the claim for indemnification specifying in reasonable detail the basis for the objection within the 30 day period described above, the Indemnitee may, at its option, elect to solely defend the Third Party Claim assisted by counsel of its own choosing, and the Indemnifying Party shall be liable for all reasonable costs and expenses, and all settlement amounts (subject to and in accordance with paragraph (c) below of this Section 11.3) or other liabilities, losses, damages and injuries paid or incurred in connection therewith to the extent such claim is or would have been indemnifiable under this Agreement if such claim is or had been proved. In such event, the Indemnifying Party shall also have the right to participate in the defense of any Third Party Claim assisted by counsel of its choosing at its own expense.

              (b) If, within the thirty (30) day period set forth in paragraph
(a) above of this Section 11.3, an Indemnitee receives a Notice to Defend from an Indemnifying Party with respect to any Third Party Claim, the Indemnifying Party shall not be liable for any costs and legal expenses of the Indemnitee incurred after receipt by the Indemnitee of such Notice to Defend.

              (c) In the event there is a dispute between the Indemnifying Party and Indemnitee concerning whether a Third Party Claim should be contested, settled or compromised, it shall be settled, compromised or contested, in accordance with the next succeeding sentences; provided, however, that the Indemnitee, or its respective successors or assigns, shall neither be required to refrain from paying or satisfying any claim which has matured by court judgment or decree, unless appeal is taken thereafter and proper appeal bond posted by the Indemnifying Party, nor shall the Indemnitee be required to refrain from paying or satisfying any Third Party Claim after and to the extent that such Third Party Claim has resulted in an unstayed injunction. The Indemnifying Party shall not, without the Indemnitee's prior written consent, not to be unreasonably withheld, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Party unless the settlement does not involve the imposition of any liability or obligation on the Indemnitee or any restriction on its activities. The Indemnifying Party may, without the Indemnitee's written consent, settle or compromise any such action or claim or consent to entry of any judgment with respect to any such action or claim which requires solely the payment of money damages by the Indemnifying Party. Subject to the foregoing, in the event that the Indemnifying Party, on the one hand, or the Indemnitee, on the other hand, has reached a good faith, bona fide settlement, agreement or compromise, subject only to approval hereunder, with any claimant regarding a matter which may be the subject of indemnification hereunder and desires to settle on the basis of such agreement or compromise, such party who desires to so settle or compromise shall notify the other party in writing of its desire setting forth the terms of such settlement or compromise (the "Notice of Settlement"). The Third Party Claim may be settled or compromised on such basis unless within twenty (20) days of the receipt of the Notice of Settlement the party who issued the Notice of Settlement receives a notice from the other party of its desire to continue to contest the matter (the "Notice to Contest") and, in such case:

                  (i) Should the Indemnitee deliver a Notice to Contest, the claim shall be so contested and the liability of the Indemnifying Party shall be limited as provided in clause (iii) below;

                  (ii) If the settlement or compromise could result in a further claim for indemnification being made against the Indemnifying Party and if the Indemnifying Party delivers the Notice to Contest, the claim shall be so contested and the liability of the Indemnitee shall be limited as provided in clause (iii) below; and

                  (iii) If a matter is contested as provided in clauses (i) or
(ii) above and is later adjudicated, settled, compromised or otherwise disposed of and such adjudication, compromise, settlement or disposition results in a liability, loss, damage or injury in excess of the amount for which one party desired previously to settle the matter, then the liability of such party shall be limited to such lesser proposed settlement amount (plus attorney's fees and expenses to the date of the proposed but unapproved settlement to the extent provided for in paragraphs (a) and (b) above) and the party contesting the matter shall be solely responsible for any additional amount.

         Section 11.4 Procedures for Direct Claims. Any claim for which an Indemnitee intends to assert a right to indemnifiable Damages under this Agreement which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by giving each Indemnifying Party reasonably prompt written notice thereof, and each Indemnifying Party shall have a period of forty-five
(45) calendar days within which to respond to such Direct Claim. If any Indemnifying Party does not so respond within such forty-five (45) calendar day period, such Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee pursuant to this Agreement. A failure to give timely notice as provided in this Section 11.4 shall not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage, incurred an obligation or liability which otherwise would have been avoided, or was otherwise actually prejudiced.

         Section 11.5 Limitations of Indemnification Obligations.

              (a) All the representations and warranties made by Purchaser, the Company or the Shareholders in this Agreement shall survive until twenty-four
(24) months following the Closing Date; provided, however, that Sections 4.12 and 4.21 shall survive until the expiration of the applicable statutes of limitation; provided, further, that the representations and warranties in Sections 3.1, 3.2, 4.1, 4.2, 4.3, 4.4, 4.6, 5.1, 5.2, 5.4 and 5.5 shall survive without termination. In the event notice of any claim for indemnification under
Section 11.3(a) hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements of the parties set forth in this Agreement and the indemnification obligations of the parties hereunder shall survive indefinitely except as expressly provided herein.

              (b) A Purchaser Indemnitee shall not have any right to indemnification under this Agreement until the aggregate of all amounts claimed by all Purchaser Indemnitees exceeds $300,000 under this Agreement (the "Shareholder Basket") and in such event the indemnification obligations of the respective Indemnifying Parties hereunder shall apply to all Damages in excess of such amount. Notwithstanding the foregoing, the Shareholder Basket shall not apply to Company Taxes, Environmental Liabilities or a breach of a representation or warranty contained in Sections 3.1, 3.2, 4.1, 4.2, 4.3, 4.6 or
4.20 of this Agreement, and the Shareholders shall be fully liable, subject to the limitations in the next sentence, for Damages associated with Company Taxes, Environmental Liabilities or such a breach. Except for Company Taxes or a breach of a representation or warranty contained in Sections 3.1, 3.2, 4.1, 4.2, 4.3 or
4.6 of this Agreement, for which the individual liability of a Shareholder for Damages pursuant to this Article XI shall not exceed such Shareholder's Merger Consideration, in no event shall the individual liability of a Shareholder for Damages pursuant to this Article XI exceed twenty-five percent (25%) of such Shareholder's Merger Consideration. Any amount to which a Shareholder is obligated to pay under this Section 11.5 shall be paid to the appropriate Purchaser Indemnitee in the same ratio of cash to Convertible Preferred Stock as such Shareholder received in Merger Consideration. For purposes of payment of any indemnity obligation, the value of the Convertible Preferred Stock, or any common stock into which such Convertible Preferred Stock is converted, shall be deemed to be the liquidation value of $16.00 per share as adjusted for any post-Closing stock split, reverse stock split, stock dividend, voluntary or involuntary conversion to common stock or similar event.

              (c) A Shareholder shall not have any right to indemnification under this Agreement until the aggregate of all amounts claimed by all Shareholders exceeds $300,000 under this Agreement (the "Purchaser Basket") and in such event the indemnification obligations of the respective Indemnifying Parties hereunder shall apply to all Damages in excess of such amount. Notwithstanding the foregoing, the Purchaser Basket shall not apply to a breach of a representation or warranty contained in Sections 5.1, 5.2 or 5.4 of this Agreement, and the Purchaser shall be fully liable for Damages associated with such a breach. Except for a breach of a representation or warranty contained in Sections 5.1, 5.2 or 5.4 of this Agreement, for which the liability of the Purchaser for Damages to any Shareholder pursuant to this Article XI shall not exceed the amount of the Merger Consideration received by such Shareholder, in no event shall the aggregate liability of the Purchaser for Damages to any Shareholder pursuant to this Article XI exceed twenty-five percent (25%) of the amount of the Merger Consideration received by such Shareholder.

         Section 11.6 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, indemnities, conditions and agreements contained herein are and shall be deemed to be continuing representations, warranties, covenants, indemnities, conditions and agreements that survive the Closing and remain in full force and effect regardless of any investigations or knowledge of or on behalf of any party, but subject to the applicable limitations contained in Section 11.5.

                                   ARTICLE XII

                                   TERMINATION

         Section 12.1 Termination of Agreement.

         The parties may terminate this Agreement as provided below:

              (a) Purchaser, and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.

              (b) Purchaser may terminate this Agreement by written notice to the Company at any time prior to Closing if its Lenders refuse to consent to the transaction contemplated by this Agreement.

              (c) Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (i) in the event the Company or any Shareholder has breached any representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified the Company or such Shareholder of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before February 15, 2001, by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement).

              (d) Purchaser may terminate this Agreement if it is not satisfied in all respects with the results of its due diligence review of the Company and the Company's operations and assets; provided, however, that if Purchaser does not exercise the termination right contained in this Section 12.1(d) within thirty days of execution of this Agreement, such termination right shall lapse.

              (e) The Company may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Company has notified Purchaser of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before February 15, 2001 by reason of the failure of any condition precedent under Article IX hereof (unless the failure results primarily from the Company or any Shareholder breaching any representation, warranty or covenant contained in this Agreement).

         Section 12.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 12.1 above, all rights and obligations of the parties hereunder hereof shall terminate without any liability of any party to any other party. Nothing set forth in this Section 12.2 shall mitigate or otherwise compromise the rights or obligations of the parties under Section
13.12 or in the event of a breach of the terms or provisions of this Agreement generally. Upon any such termination, the Purchaser shall provide the Company with a copy of any environmental due diligence carried out pursuant to Section 7.2 of this Agreement and a copy of the audit report of the Company's interim financial statements produced by Arthur Andersen.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         Section 13.1 Fees and Expenses. Except as contemplated by this Agreement, until Closing, all costs and expenses incurred in connection with negotiating and preparing this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         Section 13.2 Entire Agreement. This Agreement, which also includes the Annexes, Disclosure Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby.

         Section 13.3 Amendments. This Agreement (including the Annexes, Disclosure Schedules and Exhibits hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged. The rights and remedies of the parties hereunder are cumulative and not exclusive of any other right or remedy any party may have. No failure or delay by any party hereto in exercising any right, power or privilege shall operate as a waiver of any such right, power or privilege, except as expressly set forth in this Agreement. No waiver of any default shall constitute a waiver of any other or any subsequent default. No single or partial exercise of any right, power or privilege shall preclude the further or other exercise of the same or other right, power or privilege.

         Section 13.4 Taxes. Any Taxes in the nature of a sales or transfer tax, any stock transfer tax or any other taxes that may be or may become payable by the Shareholders including, but not limited to, any Taxes resulting from or ensuing as a consequence of the consummation of any transaction contemplated hereby shall be paid by the Shareholders, and the Shareholders shall indemnify and hold harmless Purchaser from and against all such Taxes.

         Section 13.5 Governing Law; Consent to Jurisdiction; Service of Process. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Colorado without giving effect to principles of conflicts of law. Purchaser, each Shareholder and the Company hereby agree and consent to be subject to the exclusive jurisdiction of the federal and state courts of Colorado located in Denver, Colorado in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 13.9.

         Section 13.6 Representation by Counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived by each party.

         Section 13.7 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. The Agreement may not be assigned by the Company or any Shareholder without the prior written consent of Purchaser. Purchaser may not assign this Agreement without the prior written consent of the Company; provided, however, that Purchaser may assign this Agreement to an Affiliate of Purchaser without such consent. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement, except for Purchaser and its Affiliates which are acknowledged to be third party beneficiaries and Purchaser Indemnitees who are acknowledged to be third party beneficiaries under Article XI.

         Section 13.8 Headings. The headings in the Articles, Sections, paragraphs, Exhibits, Sections of the Disclosure Schedule and sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         Section 13.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a) if to Purchaser, to:

                  MDMI Holdings, Inc.
                  c/o UTI Corporation
                  200 West 7th Avenue
                  Collegeville, PA 19426
                  Attention:  Andrew D. Freed
                  Fax:  (610) 409-2470

                  and to:

                  KRG Capital Partners, LLC
                  The Park Central Building
                  1515 Arapahoe Street
                  Tower One, Suite 1500
                  Denver, CO 80202
                  Attention:  Bruce L. Rogers and Steven D. Neumann
                  Fax: (303) 390-5015

                  with a copy to:

                  Hogan & Hartson L.L.P.
                  1200 17th Street, Suite 1500
                  Denver, Colorado  80202
                  Attention:  Steven A. Cohen
                  Telephone:  (303) 899-7300
                  Facsimile:  (303) 899-7333

              (b) if to the Company:

                  with a copy to:

              (c) if to Shareholder, to:

                  with a copy to:


         Section 13.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 13.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 13.12 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 13.13 Legal Fees and Expenses. In the event that any arbitration or legal action is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in said action or proceeding, in addition to any other relief to which such party may be entitled.

                                   SIGNATURES

         IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized and each of the Shareholders has signed this Agreement as of the date first written above.

                                    PURCHASER
                                    MEDICAL DEVICE MANUFACTURING, INC.


                                    By: /s/ STEVEN D. NEUMANN
                                       -----------------------
                                       Name:   Steven D. Neumann
                                       Title:  Vice President

                                    MERGERSUB
                                    KMKATM ACQUISITION CORP.

                                    By: /s/ STEVEN D. NEUMANN
                                       -----------------------
                                       Name:   Steven D. Neumann
                                       Title:  Vice President

                                    COMPANY
                                    AMERICAN TECHNICAL MOLDING, INC.

                                    By: /s/ ROCKY MORRISON
                                       --------------------
                                       Name:   Rocky Morrison
                                       Title:  President

                                    SHAREHOLDERS

                                    By: /s/ ROCKY V. MORRISON
                                       ---------------------
                                       Rocky V. Morrison

                                    The 1994 Jack E. Kelley and Karen Ann Kelley
                                    Revocable Trust

                                    By: /s/ JACK E. KELLEY
                                       -------------------
                                       Name: Jack E. Kelley
                                       Title:  Trustee

                                    By: /s/ KAREN ANN KELLEY
                                       ---------------------
                                       Name: Karen Ann Kelley
                                       Title:  Trustee

                                    By: /s/ JACK KELLEY, JR.
                                       -----------------------
                                       Jack Kelley, Jr.